Exhibit 4.6
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EXECUTION COPY

Mayne Group Limited ACN 004 073 410
Vendor

Faulding Healthcare Pty Limited ACN 000 875 034
Chullora Vendor

Linfox Proprietary Limited ACN 004 667 298
Purchaser

Share and Asset Sale Agreement - Contract Logistics

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Lawyers
Levels 22-35 No. 1 O’Connell Street Sydney NSW 2000 Australia
PO Box H3 Australia Square Sydney NSW 1215
www.claytonutz.com
Tel + 61 2 9353 4000 Fax + 61 2 8220 6700
Our ref-126/838 Contact-Rod Halstead/Karen Evans-Cullen

Sydney · Melbourne · Brisbane · Perth · Canberra · Darwin

Liability limited by the Solicitors Scheme approved under the Professional Standards Act 1994 (NSW)

Table of Contents

1.	Definitions and interpretation	5

	1.1 Definitions	5
	1.2 Interpretation	20
	1.3 Governing law	21
	1.4 Enforcement on behalf of the Vendor Group	21
	1.5 Procurement by Vendor	22
	1.6 Indemnity by Vendor	22
	1.7 Nomination process	22

2.	Condition precedent	22

	2.1 Condition	23
	2.2 Waiver	23
	2.3 Conduct of the parties	23
	2.4 Failure of Condition	23
	2.5 Effect of termination	23
	2.6 Reasonable endeavours to facilitate Shared Services Agreement	24
	2.7 No guarantees	24

3.	Sale of Sale Shares and Assets	24

	3.1 Sale of Sale Shares	24
	3.2 Sale of Assets	24
	3.3 Sale of Chullora Assets	24
	3.4 Interdependence Condition	24
	3.5 Provisions relating to the Interdependence Condition	24
	3.6 Variation	25

4.	Purchase Price and payments	25

	4.1 Purchase Price	25
	4.2 Adjustment of Pre-Adjustment Purchase Price	25
	4.3 Final Payment Date	25
	4.4 Repayment of Intercompany Debt	26
	4.5 Apportionment of Purchase Price	26
	4.6 Apportionment of Adjustment Amount	27

5.	Completion	27

	5.1 Completion place and date	27
	5.2 Vendor's obligations on Completion	27
	5.3 Purchaser's obligations on Completion	30
	5.4 Delivery	30
	5.5 Acknowledgement by Chullora Vendor	30
	5.6 Title	31
	5.7 Risk	31
	5.8 Interdependence	31
	5.9 Further assurance	31
	5.10 Storage of Disclosure Material	31
	5.11 Deed of Cross Guarantee	31

6.	Completion Accounts and Worker's Compensation Liability	32

	6.1 Stock-take	32
	6.2 Preparation of draft Completion Accounts	33
	6.3 Audit of draft Completion Accounts	33
	6.4 Property Condition Review	34

i

	6.5 Review of audit report and certificate	34
	6.6 Disputes	34
	6.7 Third Party Stock	35
	6.8 Workers' Compensation Liability Amount	36
	6.9 Limitation on disputes	37

7.	Assignment of MGL Business Contracts	37

	7.1 Novation or assignment on Completion	37
	7.2 Novations or assignments after Completion	38
	7.3 Obligations pending or if no novation or assignment	38
	7.4 Indemnities	38

8.	Assignment of MGL Leases	39

	8.1 Novation or assignment on Completion	39
	8.2 Novations or assignments after Completion	39
	8.3 Obligations pending or if no novation or assignment	40
	8.4 Botany Agreement for Lease and Lease	40
	8.5 Indemnities	40

9.	MLPL Contracts	41

	9.1 Consent to change in control	41
	9.2 Obligations following Completion	41

10.	Release of Vendor's Guarantees	42

	10.1 Release	42
	10.2 Failure to obtain releases	42
	10.3 Release of Workers' Compensation Guarantees	42

11.	Shared arrangements	43

	11.1 Shared Contracts	43
	11.2 Express Shared Contracts	43
	11.3 Transitional Access	44

12.	Employees and Independent Contractors	44

	12.1 Offer of employment or engagement	44
	12.2 Payments to Transferring Employees and Transferring Independent Contractors	45
	12.3 Recognition of prior service	45
	12.4 Indemnity for Employees and Independent Contractors	46
	12.5 Work-related claims	46

13.	Superannuation	48

14.	Trade Debts	49

15.	Vendor's obligations	49

	15.1 Conduct of Business	50
	15.2 Representation	50
	15.3 Access to Business, Assets and Management	50
	15.4 Restricted actions	51
	15.5 Access to Excluded Business Records	51
	15.6 Websites	52
	15.7 Section 260B Shareholder Approvals	52
	15.8 Pre-Completion Employee Arrangements	54
	15.9 Disclosure of industrial developments	54
	15.10 Management of industrial relations and disputes	55

	15.11 Risk Mitigation	55
	15.12 Indemnities	56
	15.13 Remedies	56

16.	Purchaser's obligations	56

	16.1 Supply of references	56
	16.2 Plant and equipment	56
	16.3 Access	57
	16.4 Trade Mark Licence	57
	16.5 Cessation of use of Reserved Name	59
	16.6 Infringement	60
	16.7 Indemnity in relation to Trade Marks	60
	16.8 "Loomis" name	60
	16.9 Compliance with terms of Express Agreement	61
	16.10 Indemnities in relation to Express Agreement	61
	16.11 Assistance with litigation	61

17.	Liabilities	62

18.	Warranties and indemnities	62

	18.1 Vendor's Warranties and acknowledgment	62
	18.2 Vendor's Indemnities	62
	18.3 Exceptions for disclosures and public records	63
	18.4 Sole remedy	63
	18.5 Purchaser's warranties	63

19.	Limitation of liability	63

	19.1 No reliance on and no liability for matters outside this Agreement	63
	19.2 Limitations of liability	64
	19.3 Maximum liability for claims	66
	19.4 Reimbursement for amounts recovered	67
	19.5 Notice and Access	67
	19.6 Third party claims	67
	19.7 Vendor to assist Purchaser	68
	19.8 Adjustment to Purchase Price	68

20.	Tax Claims	68

	20.1 Notice of Tax Claims	68
	20.2 Adjustments	69
	20.3 No liability if non-compliance	69

21.	Restraint	69

	21.1 Undertaking	69
	21.2 Interpretation	69
	21.3 Severability	70
	21.4 Acknowledgment by the Vendor	70
	21.5 Further undertakings by the Vendor	70
	21.6 Exceptions	71

22.	GST	71

	22.1 Interpretation	71
	22.2 Reimbursements and similar payments	72
	22.3 GST payable	72
	22.4 Variation	72
	22.5 No merger	72

23.	General	72

	23.1 Further acts	72
	23.2 Notices	73
	23.3 Expenses	73
	23.4 Stamp duties	74
	23.5 Jurisdiction	74
	23.6 Amendments	74
	23.7 Assignment	74
	23.8 Waiver	74
	23.9 Consents	74
	23.10 Counterparts	75
	23.11 Indemnities	75
	23.12 Entire agreement	75
	23.13 Confidentiality and public announcements	75
	23.14 Privacy	76
	23.15 Survival of certain provisions; no merger	77

Schedule 1 Subsidiaries		81

Schedule 2 Sale Shares		1

Schedule 9 Warranties		2

Schedule 10 Purchaser and Purchaser Guarantor's Warranties		14

Agreement dated

Parties	Mayne Group Limited ACN 004 073 410 of Level 21, 390 St Kilda Road,
Melbourne,	Victoria 3004, Australia (“Vendor”)

Faulding Healthcare Pty Limited ACN 000 875 034 of Level 21, 390 St
Kilda Road, Melbourne, Victoria 3004 (“Chullora Vendor”)

Linfox	Proprietary Limited ACN 004 667 298 of 1508 Centre Road, Clayton, Victoria (“Purchaser”)

Recitals

A.
Mayne Logistics Pty Ltd ACN 085 886 862 is a company limited by shares registered in Victoria with its registered office at Level 21, 390 St Kilda Road, Melbourne 3004, Victoria, Australia (“Company”).

B.	The Company is the holding company of those companies set out in Schedule 1.

C.	The Vendor is the registered and beneficial owner of the number of shares in the issued share capital of the Company set out in Schedule 2 (“Sale Shares”).

D.	The Vendor has agreed to sell and the Purchaser has agreed to purchase the Sale Shares upon the terms and conditions of this Agreement.

E.
The Vendor Group owns the Assets which are used by the Company in carrying on the Business. The Vendor has agreed to sell and the Purchaser has agreed to purchase the Assets upon the terms and conditions of this Agreement. The Purchaser may nominate that:

•
Linfox Australia Pty Ltd ACN 004 718 647 will employ certain employees, engage certain contractors and assume the liabilities under, and benefits of, any customer and major contracts or property leases that relate to the Business where such are to be transferred from a Vendor Group Member; and

•
Linfox Asset Management Pty Ltd ACN 008 639 478 purchase any Assets that comprise motor vehicles and assume the liabilities under, and benefits of, any financing arrangements that relate to the Business where such are to be transferred from a Vendor Group Member.

F.
The Chullora Vendor owns the Chullora Assets which are used by the Company in carrying on the Business. The Chullora Vendor has agreed to sell and the Purchaser has agreed to purchase the Chullora Assets upon the terms and conditions of this Agreement.

The parties agree

1.	Definitions and interpretation

1.1	Definitions

In this document:

“Actuarial Report” has the meaning given in clause 6.8.

“Actuarial Reporting Principles” means the actuarial valuation methods and assumptions to be applied for the purpose of preparing the Actuarial Report, being, unless the Vendor and the Purchaser otherwise agree in writing, the Institute of Actuaries Australia Professional Standard PS 300, as qualified in the manner set out in Schedule 17.

“Adjustment Amount” has the meaning given to it in clause 4.2.

“Agreement” means this document including its Schedules and Annexures.

“Annual Leave Amount” means the aggregate of the annual leave entitlements (including leave loading if applicable) of the Employees that have not been taken as at Completion calculated in accordance with the Completion Accounting Principles.

“Armaguard Agreement” means the agreement to be dated on or about the date of this Agreement between the Vendor, Linfox Swanston Street Pty Ltd and the Purchaser for the sale of the Armaguard Business.

“Armaguard Business” means the business of the provision of armoured car transport, non-armoured car transport, cash processing, servicing of automatic teller machines and other ancillary cash logistic services to the public and private sector carried on by the Vendor in Australia.

“Armaguard Claims or Actions” means Claims or Actions as defined in the Armaguard Agreement.

“Assets” means individually and collectively:

(a)	the MGL Fixed Assets;

(b)	the Prepayments;

(c)	the MGL Intellectual Property Rights;

(d)	the right to be registered as proprietor of the MGL Business Names;

(e)	the MGL Business Records;

(f)	the Vendor’s right, title and interest in the MGL Business Contracts; and

(g)	the Vendor’s right, title and interest in the MGL Leases,

and all other assets owned by the Vendor Group which are used exclusively in the conduct of the Business but excludes the Excluded Assets and the Chullora Assets.

“Assume” in relation to the Purchaser in relation to the Assumed Liabilities means the Purchaser must assume, pay, carry out, perform, observe, complete and comply with each and every obligation and Liability constituting the Assumed Liabilities as if each and every one of those obligations and Liabilities were (to the extent not already performed) the obligation and Liability of the Purchaser.

“Assumed Liabilities” means:

(a)	the MGL Accruals Liability;

(b)	the MGL Business Contracts Liability;

(c)	the MGL Lease Liability; and

(d)	the Employee Liability; and

(e)	the Independent Contractor Liability,

but excludes the Excluded Liabilities.

“Business” means the business of integrated contract distribution, warehousing, inventory control, fulfilment and fleet management carried on by the Vendor Group (other than its health-related logistics business), the Chullora Vendor (other than its health-related logistics business), the Group in Australia, Malaysia, Indonesia, Thailand and/or China but excludes the fashion and technical services logistics businesses carried on by the Vendor Group, the Chullora Vendor or the Group in Australia.

“Business Contracts” means MLPL Business Contracts and MGL Business Contracts.

“Business Day” means a day, not being a Saturday, Sunday or public holiday, on which banks are generally open for business in the State.

“Chullora Assets” means individually and collectively:

(a)	the Chullora Stock;

(b)	the Chullora Fixed Assets;

(c)	the Trade Debts;

(d)	the Chullora Vendor’s right, title and interest in the MGL Business Contracts; and

(e)	the Chullora Vendor’s right, title and interest in the MGL Leases,

and all other assets owned by the Chullora Vendor which are used exclusively in the conduct of the Business but excludes the Excluded Assets.

“Chullora Fixed Assets” means those items of computer hardware (including, , desktop computers, laptop computers and servers) and other information technology-related fixed assets, capital work in progress, plant and equipment, machinery, tools, gauges and other measuring devices, dyes, jigs, benches, office furniture, office machines, office equipment, appliances, fittings and spare parts and maintenance materials in relation to any of the foregoing (including motor vehicles) owned by the Chullora Vendor and exclusively used in or relating exclusively to the Businessas at Completion.

“Chullora Licence Agreement” means the licence agreement to be entered into at Completion between the Chullora Vendor and Toll Transport Pty Limited to enable the Toll Transport Pty Limited to continue to occupy the property at 56 Anzac Street, Chullora on substantially the same terms and conditions as it has been occupied by the Vendor for the purpose of carrying on the business to be sold under the Express Agreement.

“Chullora Stock” means all the stock-in-trade exclusively relating to the Business held or owned by the Chullora Vendor at Completion, including all raw materials, factory supplies, components, work in progress, finished goods, packaging materials, spare parts, consumables, uniforms, stationery and goods in transit.

“Claims or Actions” means any claims, demands or causes of action (whether based in contract, tort or statute, or otherwise arising):

(a)	in respect of this Agreement or any part of it (including the Warranties and any indemnity given by the Vendor under this Agreement);

(b)	relating to the Sale Shares, the Business, the Assets, the Chullora Assets or the Premises or their sale under this Agreement; or

(c)	relating to any aspect of the affairs of any Group Member or any other person referred to in the context of this Agreement.

“Company” has the meaning given in Recital A.

“Competition Act Approval” means that the waiting period under section 123 of the Competition Act (Canada) (the “Competition Act”) has expired, and the Commissioner of Competition under the Competition Act (the “Commissioner”) has advised in writing that the Commissioner has determined not to make an application for an order under section 92 of the Competition Act in respect of the transactions contemplated by the Loomis Agreement and that any terms and conditions attached to any such advice shall be acceptable to the vendor and the purchaser under the Loomis Agreement, acting reasonably.

“Completion” means completion of this Agreement and the sale and purchase of the Assets, the Chullora Assets and Sale Shares in accordance with the terms of this Agreement.

“Completion Accounting Principles” means the accounting principles to be used for the purpose of preparing the Completion Accounts, being, unless the Vendor and the Purchaser otherwise agree in writing:

(a)	the accounting standards from time to time approved under the Corporations Act;

(b)	the requirements of the Corporations Act in relation to the preparation and content of the accounts; and

(c)
if and to the extent that any matter is not covered by the accounting standards or other requirements referred to in paragraphs (a) or (b), other relevant accounting standards, mandatory professional requirements (including consensus views of the Urgent Issues Group) and generally accepted accounting principles applied from time to time in Australia for a business similar to the Business, unless inconsistent with the standards or requirements referred to in paragraph (a) or (b), applied on a consistent basis with the Last Accounts, as qualified in the manner expressly specified in Schedule 3.

“Completion Accounts” means the statement of consolidated net assets of the Group and the statement of consolidated net assets of the Vendor Group that relate exclusively to the Business as at the Completion Date, to be prepared in accordance with the Completion Accounting Principles and in the form of the Vendor Net Assets Statement and otherwise to be prepared in accordance with clause 6 (including in respect of the audit process to be undertaken by KPMG).

“Completion Date” means the date on which Completion occurs.

“Condition” means the condition precedent set out in clause 2.1.

“Constitution” means as the case requires the Constitution of the Company and of each Subsidiary in the form in which they are in at the date of this Agreement.

“Contamination” means the presence on, in, or under land (including surface water, ground water and other waters) of a substance at a concentration above the concentration at which the substance is normally present on, in or under (as the case may be) other land in the same locality and gives rise to a risk of harm to human health or the Environment.

“Continuing WEF Obligations” means the obligations of the Vendor under, or in respect of:

(a)	the four master lease agreements each dated 3 July 1998 between the Vendor and WEF in relation to the lease of equipment located in:

(i)	New South Wales, Victoria, Tasmania and/or the Northern Territory;

(ii)	Queensland;

(iii)	South Australia; and

(iv)	Western Australia,

(each as amended by an amending deed dated 7 July 1999 and an amending agreement dated 13 September 2001);

(b)	the master lease agreement dated 7 June 1999 between the Company and WEF (as amended by an amending agreement dated 13 September 2001);

(c)	the share acquisition agreement dated 12 September 2001 between the Vendor, Teuton Pty Ltd, WEF, Sixty Martin Place (Holdings) Pty Ltd and Westpac Banking Corporation; and

(d)
the shareholders’ agreement dated 3 July 1998 between the Vendor, WEF, Sixty Martin Place (Holdings) Pty Ltd and Westpac Banking Corporation (as amended by a supplemental deed dated 7 June 1999 and the share acquisition agreement dated 12 September 2001 referred to in (c) above).

“Corporations Act” means the Corporations Act 2001 (Commonwealth).

“Data Room Index” means the index of written material disclosed by the Vendor or its advisors to the Purchaser which is annexed to this Agreement as Annexure B and initialled for the purposes of identification by an Officer of the Vendor and an Officer of the Purchaser

“Deemed Employee” means, in respect of a Group Member, a person who is not an employee of the Group Member but is defined as a worker in respect of that Group Member under any statute relating to workers’ compensation or is otherwise deemed to be entitled to workers’ compensation payments in respect of that Group Member in accordance with any statute relating to workers’ compensation.

“Disclosure Letter” means the disclosure letter provided by the Vendor to the Purchaser which is annexed to this Agreement as Annexure C and initialled for the purposes of identification by an Officer of the Vendor and an Officer of the Purchaser.

“Disclosure Material” means:

(a)	the written material disclosed by the Vendor or its advisors to the Purchaser at any time up to 6:00pm on Friday, 25 October 2002 and referred to in the Data Room Index;

(b)	written responses to requests for information made as part of the due diligence process undertaken by the Purchaser provided to the Purchaser or its advisors prior to the execution of this Agreement;

(c)	the Disclosure Letter; and

(d)	all information contained in this Agreement.

“Employee Entitlements Amount” means 70% of:

(a)	the Annual Leave Amount;

(b)	the Rostered Days Off Leave Amount;

(c)	the Long Service Leave Amount; and

(d)	the Sick Leave Amount.

“Employee Entitlements Balance Amount” means $7,767,918 less the Employee Entitlements Amount, which amount may be positive or negative.

“Employees” means those persons employed by a Vendor Group Member exclusively in the Business as at the date of this Agreement being those persons specified in Part A of Schedule 15, together with those persons specified in Part B of Schedule 15 and any other persons who are employed by a Vendor Group Member exclusively in the Business in the period between the date of this Agreement and Completion. The term “Employees” does not include any such person whose employment terminates prior to or who resigns prior to Completion.

“Employee Liability” means the Purchaser’s obligations to Employees set out in clause 12.4.

“Encumbrance” means any mortgage, charge, pledge, lien, encumbrance, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, contractual right of set-off or any other security agreement or arrangement in favour of any person.

“Environment” means the physical factors of the surroundings of human beings including land, waters, atmosphere, climate, sound, odours, tastes, the biological factors of animals and plants and the social factor of aesthetics.

“Environmental Laws” means any Law relating to the Environment including Law relating to:

(a)	the discharge or emission of substances (whether solid, liquid or gaseous) to air, water or land;

(b)	pollution or contamination of air, water or land;

(c)	the production, use, handling, storage, disposal or transport of waste, hazardous substances or dangerous goods;

(d)	the presence of asbestos;

(e)	threatened or endangered flora or fauna,

or any other aspect of protection of the Environment or the enforcement or administration of any such Law.

“Environmental Permit” means any permit, licence, authority, approval, consent or authorisation required by Environmental Law.

“Excluded Assets” means:

(a)	cash including cash on hand and funds held with any bank or financial institution;

(b)	any debtors of the Vendor or the Chullora Vendor as at the Completion Date other than the Trade Debts;

(c)	the Excluded Business Records; and

(d)	any rights or assets of the Vendor or the Chullora Vendor or any other Vendor Group Member which are not used exclusively in the Business; and

(e)	any assets of any Vendor Group Member which are used or required to provide services which are the subject of the Shared Services Agreement.

“Excluded Business Records” means those of the MGL Business Records as any Vendor Group Member is required by law to retain and debtor records other than records relating to the Trade Debts.

“Excluded Liabilities” means any Liabilities of any Vendor Group Member arising solely from or in relation to the Excluded Assets or any of them.

“Expert” means an auditor with relevant industry expertise agreed in writing by the Vendor and Purchaser or in the event that the Vendor and the Purchaser are not able to agree upon an independent expert to resolve the difference of opinion or dispute within 5 Business Days of either the Vendor or the Purchaser giving notice that it requires that the difference of opinion or dispute be resolved by an independent expert, the independent expert will be appointed by the President for the time being of the Institute of Chartered Accountants in Australia or his or her nominee.

“Express Agreement” means the agreement dated on or about the date of this Agreement between the Vendor, the Company, Toll Transport Pty Limited and Toll Holdings Limited for the sale of the time-sensitive logistics business conducted by the Vendor Group in Australia.

“Express Shared Contracts” means the contracts specified in Part G of Schedule 5.

“Final Payment Date” means the date which is 5 Business Days after the date upon which the Adjustment Amount is finally agreed or determined pursuant to clause 6, or such other date as the parties may agree in writing.

“Former Employee” means, in respect of a Group Member, any person who was an employee or Deemed Employee of any Group Member at any time before Completion but is not so employed (or so deemed) as at Completion.

“Freehold Premises” means Lot No. 3, Jalan Biola 33/1 Section 33 off Jalari Bukit Kemuming, 40400, Shah Alam, Selangor, Malaysia.

“Governmental Authority” means any governmental, semi-governmental, administrative, judicial or quasi-judicial body or tribunal, department, public authority, agency or statutory authority or person vested with functions in respect of any Environmental Law.

“Group” means the Company and the Subsidiaries and where the context requires or allows “Group Member” means any 1 or more of them.

“GST” has the meaning given to it in the GST Act.

“GST Act” means the A New Tax System (Goods and Services Tax) Act 1999 (Commonwealth) as amended and any related imposition legislation.

“Head Office Contracts” means all agreements and arrangements, excluding Shared Contracts, of a corporate head office nature to which a Vendor Group Member is a party which are entered into on a group wide basis and which do not relate exclusively to the Business, including agreements and arrangements concerning the provision of fuel cards to Employees and corporate credit cards to Employees and arrangements for corporate travel.

“Independent Actuary” means an actuary with relevant industry expertise agreed in writing between the Vendor and Purchaser or in the event that the Vendor and the Purchaser are not able to agree upon an independent actuary to resolve the difference of opinion or dispute within 5 Business Days of either the Vendor or the Purchaser giving notice that it requires that the difference of opinion or dispute be resolved by an independent actuary, an independent actuary appointed by the then President of the Institute of Actuaries Australia or his or her nominee.

“Independent Contractor” means those persons and companies engaged by a Vendor Group Member exclusively in the Business as at the date of this Agreement together with any other persons or companies who are engaged by a Vendor Group Member exclusively in the Business in the period between the date of this Agreement and Completion. The term “Independent Contractors” does not include any such person or company whose engagement terminates prior to Completion.

“Independent Contractor Liability” means the Purchaser’s obligations to Independent Contractors set out in clause 12.4.

“Independent Property Consultant” means a property consultant with relevant industry expertise agreed in writing between the Vendor and Purchaser or in the event that the Vendor and the Purchaser are not able to agree upon an independent property consultant to prepare the condition reports required under clause 6.2, an independent property consultant appointed by the then President of the Real Estate Institute of Victoria or his or her nominee.

“Intellectual Property Rights” means MLPL Intellectual Property Rights and MGL Intellectual Property Rights.

“Intercompany Debt” means:

(a)	the aggregate of all amounts owing by any Group Member to any Vendor Group Member, including amounts owing by the Group Member in the ordinary course of trading; less

(b)	the aggregate of all amounts owing by any Vendor Group Member to any Group Member, including amounts owing to the Group Member in the ordinary course of trading,

which amount may be positive or negative.

“Intercompany Debt Balance” means the Intercompany Debt shown in the Completion Accounts less the Intercompany Debt Estimate.

“Intercompany Debt Estimate” means $29,276,023 being the Intercompany Debt shown in the Vendor Net Assets Statement.

“Interdependent Agreements” means the following agreements to sell and purchase by the Vendor to the Purchaser or other person:

(a)	the Armaguard Agreement;

(b)	the Express Agreement; and

(c)	the Loomis Agreement.

“Interdependence Condition” means the condition referred to in clause 3.4.

“Interest Rate” means the rate (expressed as a percentage yield per annum to maturity) being the arithmetic average (rounded up to the nearest 2 decimal places) of the buying rates published at or about 10.10 a.m. on the first day on which interest accrues on the relevant amount under this Agreement on the Reuters Screen under the heading “BBSY” for bills with a tenor of 90 days.

“Investment Canada Approval” means approval or deemed approval of the transaction contemplated by the Loomis Agreement pursuant to the Investment Canada Act (Canada) by the applicable Minister and that any terms and conditions attached to or undertakings required in connection with such approval shall be acceptable to the purchaser and the vendor under the Loomis agreement, acting reasonably.

“Last Accounts” means the statement of financial position of the Group as at the Last Accounts Balance Date, true copies of which are annexed to this Agreement as Annexure A and initialled for the purposes of identification by an Officer of the Vendor and an Officer of the Purchaser.

“Last Accounts Balance Date” means 30 June 2002.

“Last Statutory Pack” means the audited statutory pack prepared as at the Last Account Balance Date, a true copy of which is referred to in the Data Room Index.

“Law” includes all statutes, regulations, bylaws, ordinances and other delegated legislation and any rule of common law, contract, tort or equity from time to time.

“Leases” means the MGL Leases and the MLPL Leases.

“Liability” means:

(a)
any debt or other monetary liability or penalty, fine or payment or any damage, loss, cost, charge or expense on any account and in any capacity, irrespective of whether the debt, liability, penalty, fine, payment, damage, loss, cost, charge or expense is:

(i)	present or future, matured or unmatured;

(ii)	actual, prospective or contingent;

(iii)	a contractual, tortious, legal, equitable or statutory obligation;

(iv)	ascertained or unascertained at any time;

(v)	owed, incurred or imposed by or on account of any person alone or severally or jointly with another person;

(vi)	owed, incurred or imposed to or for the account of any person alone or severally or jointly with another person;

(vii)	owed, incurred or imposed as a principal obligation or by way of surety or indemnity;

(viii)	owed, incurred or imposed as interest, fees, charges, taxes, duties or other imposts;

(ix)	owed, incurred or imposed as compensation or damages, whether for breach of contact or tort or on any other basis, or as losses, costs or expenses or on any other account; or

(x)	any combination of any of the foregoing paragraphs; or

(b)	any contractual, tortious, statutory, legal equitable or other obligation or liability to do or perform any act or to refrain from doing or performing any act.

“Long Service Leave Amount” means the aggregate of the respective long service leave amounts calculated as at Completion in respect of each Employee calculated in accordance with the Completion Accounting Principles.

“Loomis Agreement” means the agreement to be dated on or about the date of this Agreement between the Vendor, DHL International Express Limited and DHL Worldwide Express B.V. for the sale of all of the shares in Mayne Group Canada Inc.

“MGL Accruals” means the amount equal to the total of:

(a)
all payments and all deposits or other prepayments received, receivable or the subject of any setting off or equivalent by any Vendor Group Member exclusively for goods or services to be sold or supplied by the Business after Completion under any of the MGL Business Contracts; and

(b)
all outgoings of a recurring or periodical nature exclusively in respect of or exclusively relating to the Business including payroll-related taxes, sales tax, rates, land tax, hiring charges and rents to the extent to which such relate to the period prior to Completion but in respect of which payment has not been made by the relevant Vendor Group Member prior to Completion,

(except to the extent that such relate to Excluded Assets or have been taken into account in calculating the Employee Entitlement Amount or the MGL Lease Liability).

“MGL Accruals Liability” means all obligations in respect of or in connection with the MGL Accruals which, but for this Agreement, the Vendor or relevant Vendor Group Member would be obliged or liable to pay, carry out, perform, observe or complete after Completion.

“MGL Business Contracts” means all agreements, leases, licences, contracts, arrangements (including hiring arrangements), understandings or orders entered into, made or accepted by or on behalf of a Vendor Group Member and relating exclusively to the Business which are, in whole or in part, executory as at Completion including all contracts listed in Part A and Part B of Schedule 5 but excluding:

(a)	the MLPL Business Contracts;

(b)	the Leases;

(c)
any agreements, leases, licences, contracts, arrangements (including hiring arrangements), understandings or orders to the extent they relate to the Excluded Assets or a business other than the Business;

(d)
any agreements, leases, licences, contracts, arrangements (including hiring arrangements), understandings or orders to the extent they relate to borrowings or other financial accommodation made available to a Vendor Group Member (including those in respect of any Intercompany Debt but excluding any leases or hiring agreements under which the Vendor or a Vendor Group Member is a party and which are in whole or in part executory as at Completion, including the WEF Leases);

(e)	any contracts or policies of insurance to which a Vendor Group Member is a party or which have issued in favour of a Vendor Group Member;

(f)	any foreign currency purchase, sale, hedge, swap or like agreement or arrangement;

(g)	any agreements with another Vendor Group Member;

(h)	the Shared Contracts; and

(i)	the Head Office Contracts.

“MGL Business Contracts Liability” means all obligations which arise after Completion under the MGL Business Contracts and which, but for this Agreement, a Vendor Group Member would be obliged or liable to pay, carry out, perform, observe or complete after Completion.

“MGL Business Names” means the business names registered to a Vendor Group Member and exclusively used in respect of the Business, including those identified in Schedule 6.

“MGL Business Records” means all current operational records of any Vendor Group Member exclusively relating to the Assets or the Business, including:

(a)	all marketing and customer files and customer lists and selling price lists;

(b)	service, promotional, descriptive, sales, trade and application literature and other advertising material and catalogues;

(c)	records relating to the Trade Debts;

(d)	supplier lists;

(e)	stock records, manufacturing, engineering and purchasing data sheets and bills of material;

(f)	wages and other employment benefit and payroll and personnel records of the Transferring Employees and Transferring Independent Contractors;

(g)
all computer software, to the extent the same is transferable under the relevant licence (if any) (including the media on which the same is stored) and computer records including source code, object code, programmers notes and technical, functional and performance-related documents; and

(h)	all records of the MGL Business Contracts and the MGL Leases; and

(i)	stationery.

“MGL Fixed Assets” means those items of computer hardware (including desktop computers, laptop computers and servers) and other information technology-related fixed assets owned by the Vendor and exclusively used in or relating exclusively to the Business as at Completion.

“MGL Intellectual Property Rights” means the intellectual property and know-how which are owned or used by a Vendor Group Member (other than any such intellectual property which is an Excluded Asset) and which are exclusively owned or used in or relate exclusively to the Business, including the intellectual property described in Part A of Schedule 7, but excluding the Trade Marks.

“MGL Lease Liability” means the rental, leasing fees, hire charges, fees, service fees, charges, payments, costs, expenses or other outgoings under or in relation to, or otherwise attributable to, the MGL Leases, liability for which has been incurred by a Vendor Group Member in relation to benefits obtained in a period prior to Completion but which was not due for payment and has not been paid by the Vendor Group Member prior to Completion.

“MGL Leasehold Premises” means the properties leased by a Vendor Group Member at which the Business is conducted specified in Part A and Part B of Schedule 8.

“MGL Leases” means the leases or agreements for lease specified in Part A and Part B of Schedule 8 relating to the MGL Leasehold Premises.

“MLPL Business Contracts” means all agreements, leases, contracts, arrangements, understandings or orders entered into, made or accepted by or on behalf of a Group Member relating to the Business and which are, in whole or in part, executory as at Completion including all contracts listed in Part C of Schedule 5 but excluding the MLPL Equipment Leases.

“MLPL Equipment Leases” means the WEF Leases and each of the other finance leases set out in Part E of Schedule 5.

“MLPL Intellectual Property Rights” means the intellectual property and know-how which are owned or used a Group Member and which are exclusively owned or used in or relate exclusively to the Business, including the intellectual property described in Part B of Schedule 7, but excluding the Trade Marks.

“MLPL Leasehold Premises” means the properties leased by a Group Member at which the Business is conducted specified in Part C of Schedule 8.

“MLPL Leases” means the leases specified Part C of Schedule 8 relating to the MLPL Leasehold Premises.

“MLPL Stock” means all the stock-in-trade exclusively relating to the Business held or owned by a Group Member at Completion, including all raw materials, factory supplies, components, work in progress, finished goods, packaging materials, spare parts, consumables, uniforms, stationery and goods in transit.

“Net Assets at Completion” means the net assets of the Group plus the net assets of Vendor Group Members relating to the Business (excluding any amounts relating to Employee entitlements) as stated in the Completion Accounts.

“Net Assets at the Last Accounts Balance Date” means $118,240,209, being the amount specified in Schedule 13 as the net assets of the Group plus the net assets of Vendor Group Members relating to the Business (excluding any amounts relating to Employee entitlements) as stated in the Vendor Net Asset Statement.

“Officer” means, in relation to a corporation, an officer within the meaning of section 9 of the Corporations Act.

“Outstanding Workers’ Compensation Claims Liabilities” means:

(a)	all current, non-current, and contingent liabilities of each Group Member in respect of its employees, its Deemed Employees and its Former Employees: and

(b)	all current, non-current, and contingent liabilities of each Vendor Group Member in respect of the Transferring Employees and Transferring Independent Contractors;

being liabilities:

(c)	in respect of injuries or deaths incurred or suffered prior to Completion; and

(d)
which entitle any such person to compensation in the nature of workers’ compensation whether under any statute relating to workers’ compensation, at common law or otherwise and whether or not a claim for compensation has been made; and

(e)	to the extent that they are in addition to any amounts for which any Group Member or Vendor Group Member is entitled to indemnity under any insurance policy.

“Personal Information” has the same meaning as in the Privacy Act.

“PGA Indemnity” means the indemnity given in clause 18.2(c).

“Pollution” means the discharge, release or emission of any substance (whether solid, liquid or gaseous) from any Premises other than in accordance with an Environmental Permit or Environmental Law.

“Pre-Adjustment Purchase Price” means $100,749,469.

“Pre-Completion Workers’ Compensation Claims” means those workers’ compensation claims which are indemnified by the Purchaser pursuant to clause 12.5(a) of this Agreement and which arise in respect of the employment of a Transferring Employee or engagement of a Transferring Independent Contractor by a Vendor Group Member before Completion.

“Premises” means:

(a)	the Freehold Premises;

(b)	the MGL Leasehold Premises; and

(c)	the MLPL Leasehold Premises.

“Prepayments” means the total of all payments and amounts expended and all deposits and other prepayments paid or made by any Vendor Group Member prior to Completion and in respect of any period after Completion in relation to:

(a)	rates, land tax, rental for the MGL Leasehold Premises and other statutory charges of a recurring or periodic nature in relation to the Business; and

(b)	suppliers, service providers or any other entity in respect of the supply of products or services for the exclusive benefit of the Business.

“Privacy Act” means the Privacy Act 1988 (Commonwealth) as amended.

“Privacy Laws” means:

(a)	the Privacy Act;

(b)	the National Privacy Principles contained in Schedule 3 to the Privacy Act or any approved privacy code that applies to any of the parties to this Agreement; and

(c)	all other applicable laws which require a person to observe privacy or confidentiality obligations in respect of Personal Information.

“Public Registers” means:

(a)	the registers maintained by the Australian Securities and Investments Commission in respect of companies;

(b)	the registers maintained by the titles office in each state of Australia where any Group Member has a property interest;

(c)	searches of the following courts:

(i)
the Supreme Courts of Victoria, New South Wales, Australian Capital Territory, Queensland (Brisbane, Cairns, Rockhampton and Townsville), South Australia, Western Australia, Tasmania and Northern Territory;

(ii)	the County Court of Victoria;

(iii)	the District Courts of Sydney, Queensland (Brisbane, Cairns, Rockhampton and Townsville), South Australia and Western Australia; and

(iv)	the Federal Court of Australia; and

(d)	the following official databases of intellectual property rights:

(i)	the official trade mark records of the Trade Marks subdivision of IP Australia;

(ii)	the official patent records of the Patents subdivision of IP Australia;

(iii)	the official designs records of the Designs Office subdivision of IP Australia;

(iv)	the official on-line records of the Intellectual Property Office of New Zealand; and

(v)	the records available on-line of the following domain name registration authorities – internet names worldwide and www.checkdomain.com.

“Public Register Information” means all information which is available on the Public Registers as at the dates set out in Schedule 18.

“Purchaser” means, subject to clause 1.7, Linfox Proprietary Limited.

“Purchaser Group” means the Purchaser and each of its Related Bodies Corporate and, on and from Completion, includes the Group.

“Purchase Price” means the Pre-Adjustment Purchase Price adjusted upwards or downwards as the case may be in accordance with clause 4.3.

“Related Body Corporate” has the meaning given in section 9 of the Corporations Act

“Remediation” means the cleanup, removal, remediation, abatement, treatment, control, containment or encapsulation of Contamination or Pollution or the investigation, monitoring or management thereof.

“Representative” of a party includes an adviser, agent, director, employee, joint venturer, officer, partner, or sub-contractor of that party.

“Reserved Name” means “Mayne”, and any name containing the word “Mayne” and any name substantially similar to or reasonably capable of confusion with the word “Mayne”.

“Revenue Authority” means any Federal, State, Territory or local governmental authority or instrumentality in respect of Tax.

“Rostered Days Off Leave Amount” means the aggregate of the rostered days off leave entitlements (including leave loading if applicable) accrued but not taken by the Employees under any contract of employment or engagement, statute, award, certified agreement under the Workplace Relations Act or enterprise agreement under any state or territory legislation, Australian Workplace Agreement or other forms of agreement provided for under industrial legislation or regulation as at Completion calculated in accordance with the Completion Accounting Principles.

“Sale Shares” means all of the shares issued in the capital of the Company more particularly described in Schedule 2.

“Shared Contracts” means the agreements or arrangements which are listed in Part F of Schedule 5 that relate partly to the Business and partly to any business of the Vendor Group other than the Business.

“Shared Services Agreement” means the agreement to be entered into between the Vendor and the Purchaser at Completion in relation to the provision of transitional services by Vendor Group Members to the Purchaser Group for a transitional period on and after Completion, in the form which is annexed to this Agreement as Annexure D and initialled for the purposes of identification by an Officer of the Vendor and an Officer of the Purchaser.

“Sick Leave Amount” means the aggregate of the sick leave entitlements (including leave loading if applicable) of the Employees as at Completion who are employed under any award to which any Vendor Group Memberis bound in relation to the Business and under which sick leave vests, calculated in accordance with the Completion Accounting Principles.

“State” means the State of Victoria.

“Stock” means Chullora Stock and MLPL Stock.

“Subsidiaries” means the companies set out in Schedule 1.

“Superannuation Commitment” means any legal liability (whether arising pursuant to an industrial award, employment agreement, the governing rules of a superannuation fund, legislation or otherwise) or voluntary commitment to make contributions to any superannuation fund, pension scheme or other arrangement which will provide directors or employees of any Vendor Group Member or their respective dependants with pensions, annuities, lump sum or any other payments upon retirement or earlier death or otherwise.

“Tax” means income tax (including capital gains tax), franking deficit tax, franking additional tax, pay-as-you-earn remittances, prescribed payments, GST, withholding tax (including deductions pursuant to the royalty withholding obligation), fringe benefits tax, customs duty, sales tax, payroll tax, land tax, stamp duty, financial institutions duty, debits tax, municipal rates and all other taxes, charges, imposts, duties and levies and any penalties, interest, fines or other costs relating thereto, whether levied or imposed by an authority in Australia or any jurisdiction outside Australia.

“Tax Act” means the Income Tax Assessment Act 1997, Income Tax Assessment Act 1936, the Taxation Administration Act 1953, Income Tax Rates Act 1986 and other rating legislation or regulations, the Income Tax Regulations and related Commonwealth income taxation legislation and regulations, the GST Act and any other legislation, regulation or administrative protocol relating to the imposition or administration of a Tax.

“Third Party Environmental Claims” means any action, claim, demand, suit, proceeding or litigation, whether at law, in equity or under statute by any person who is not a party to this Agreement against any Vendor Group Member or Group Member in respect of any Contamination or Pollution arising out of operation of the Business or the occupation of any of the Premises.

“Third Party Stock” means all stock held by any Group Member or, so far as it relates to the conduct of the Business, by any Vendor Group Member, which is owned by a third party.

“Trade Debtors” means all persons who owe a Trade Debt.

“Trade Debts” means all the debts and other money which at or after Completion are or become owing to the Chullora Vendor to the extent that they relate to goods or services sold or provided by any Vendor Group Member exclusively in respect of the Business up to that time.

“Trade Marks” means the Reserved Name and the trade marks set out in Part C of Schedule 7.

“Transferring Employees” means such of the Employees who accept the Purchaser’s offer of employment made under clause 12.1(a).

“Transferring Independent Contractors” means such of the Independent Contractors who accept the Purchaser’s offer of engagement made under clause 12.1(b).

“Vendor Group” means the Vendor and each of its Related Bodies Corporate (but excluding all Group Members) and where the context requires or allows “Vendor Group Member” means any 1 or more of them.

“Vendor Net Assets Statement” means the pro forma statement of net assets of the Group and the pro forma statement of net assets of the Vendor Group Members that relate to the Business as at the Last Accounts Balance Date which have been prepared in the manner set out in Schedule 13.

“Vendor’s Guarantees” means all securities, letters of credit, letters of comfort, guarantees and indemnities provided by or on behalf of any Vendor Group Member to support the operation of the Business (or any part of it) including those listed in Schedule 4 excluding the Workers’ Compensation Guarantees.

“Warranties” means the warranties given by the Vendor as set out in Schedule 11.

“WEF” means Westpac Equipment Finance (No. 1) Pty Ltd ACN 083 112 056.

“WEF Leases” means each of the leases referred to in Part D of Schedule 5.

“Workers’ Compensation Guarantees” means all securities, letters of credit, letters of comfort, guarantees and indemnities provided by any Group Member before Completion to support a workers’ compensation self-insurance licence or other self-insurance arrangement granted under any statute relating to workers’ compensation.

“Workers’ Compensation Liability Amount” means the amount determined in accordance with clause 6.8(b).

1.2	Interpretation

In this Agreement:

(a)	headings are for convenience only and do not affect interpretation;

and unless the context indicates a contrary intention:

(b)	an obligation or liability assumed by, or a right conferred on, 2 or more parties binds or benefits all of them jointly and each of them severally;

(c)
the expression “person” includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture (whether incorporated or unincorporated), a partnership and a trust;

(d)	a reference to any party includes that party’s executors, administrators, successors and permitted assigns, including any person taking by way of novation;

(e)	a reference to any document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time;

(f)
a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it.

(g)	words importing the singular include the plural (and vice versa), and words indicating a gender include every other gender;

(h)
references to parties, clauses, schedules, exhibits or annexures are references to parties, clauses, schedules, exhibits and annexures to or of this Agreement, and a reference to this Agreement includes any schedule, exhibit or annexure to this Agreement;

(i)	where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(j)	the word “includes” or “including” in any form is not a word of limitation;

(k)
if any day appointed or specified by this Agreement for the payment of any money or doing of any thing falls on a day which is not a Business Day, the day so appointed or specified shall be deemed to be the next Business Day;

(l)	a reference to “$” or “dollar” is to Australian currency;

(m)	references to payments to any party to this Agreement will be construed to include payments to another person upon the written and duly authorised direction of such party;

(n)
references to “indemnify” or “indemnifying” (and other grammatical forms of that word) any person against any circumstance or occurrence will be construed to include indemnifying and keeping indemnified that person and holding that person harmless to the fullest extent permitted by law from and against all demands, claims, actions, suits, proceedings, judgments, orders and decrees from time to time made or taken against or affecting that person and all Liabilities, whatsoever and howsoever made, suffered or incurred by that person as a consequence of or which would not have arisen but for that circumstances or occurrence;

(o)	all payments to be made under this Agreement will be made by unendorsed bank cheque or other immediately available funds;

(p)
any statement expressed to be qualified by the phrase “as far as the Vendor is aware” is deemed to be qualified by reference to the knowledge, belief or awareness of the following persons after having made reasonable inquiries: Stuart James, Peter Jenkins, John Priestley, Jeff Pearce, Campbell Richards, David Cranwell, James Carroll, Norman Cunningham, Roger Dean, Mark Jenkins, Hans Annesveldt, Dan McPherson, Tim Roper and David Hay; and

(q)	references to “contractor” include references to sub-contractor and other indirect contractors.

1.3    Governing law

This Agreement is governed by and will be construed according to the laws of the State.

1.4    Enforcement on behalf of the Vendor Group

The Vendor enters into this document for itself and each other Vendor Group Member and accordingly accepts the full benefit of this document on behalf of those persons. The parties agree that the Vendor may enforce this provision on behalf of those other persons.

1.5    Procurement by Vendor

The Vendor agrees that where the performance of any obligation of the Vendor under this Agreement requires any action by a Vendor Group Member, the Vendor will procure that action to be taken by the relevant Vendor Group Member.

1.6    Indemnity by Vendor

The Vendor will be responsible for and must indemnify the Purchaser and the Group Members in respect of any cost, expense, liability or claim made or lodged by any Vendor Group Member that is inconsistent with clauses 1.4 or 1.5.

1.7    Nomination process

Not less than 20 Business Days before the Completion Date, the Purchaser may give notice in writing to the Vendor that it nominates:

(a)	Linfox Australia Pty Ltd (LAPL) as the person that will:

(i)	make offers of employment to Employees and employ the Transferring Employees;

(ii)	offer to engage Transferring Independent Contractors and any New Independent Contractors;

(iii)	subject to clause 1.7(b), act as the transferee or novatee in respect of, or otherwise assume the obligations and benefits under, the MGL Business Contracts; and

(b)	Linfox Asset Management Pty Ltd (LMPL) will be:

(i)	the purchaser of Assets comprising motor vehicles; and

(ii)	act as the transferee or novatee in respect of, or otherwise assume the obligations and benefits under, the MGL Business Contracts that comprise financing arrangements provided that:

(c)	the Purchaser will remain primarily liable to ensure that LAPL and LMPL give effect to the obligations arising out of such nomination;

(d)
if such a nomination is made the Purchaser, LAPL and LMPL, as applicable, will be jointly and severally liable in respect of each of the obligations and liabilities assumed by the Purchaser under this Agreement; and

(e)	performance of any obligation of the Purchaser under this Agreement by either LAPL or LMPL will be deemed to be performance by the Purchaser.

2.     Condition precedent

2.1    Condition

This Agreement (other than this clause 2 and clauses 1.7, 3.4, 3.5, 3.6, 15.1 to 15.4, 15.87 to 15.13, 22 and 23) will have no force or effect unless and until the Condition is fulfilled or waived in accordance with clause 2.2.

The Condition is that under the Foreign Acquisitions and Takeovers Act 1975 (Commonwealth) (“FATA”) the Treasurer of the Commonwealth of Australia consents to the investment by Newbridge or its affiliates or associates in the Purchaser and the acquisition by the Purchaser of the Sale Shares, the Assets and the Chullora Assets as contemplated by this Agreement ( the “Relevant Transaction”). If the relevant consent is given subject to conditions or requirements, the Condition is not fulfilled unless those conditions or requirements are acceptable to both the Purchaser and the Vendor.

For the purposes of the Condition, the Treasurer will be taken to have given his consent to the Relevant Transaction if:

(a)	the Treasurer issues a notice under the FATA stating that the Commonwealth Government does not object to the Relevant Transaction; or

(b)	the Treasurer is, by reason of lapse of time, not empowered to make an order under the FATA in relation to the Relevant Transaction.

2.2    Waiver

The Condition may only be waived in writing by both the Purchaser and the Vendor and will be effective only to the extent specifically set out in that waiver.

2.3    Conduct of the parties

Each party must use all reasonable endeavours within its own capacity (excluding paying money or providing other valuable consideration to or for the benefit of any person) to ensure that the Condition is fulfilled before 5.00 pm on 31 December 2002 or such other date as the parties reasonably agree in writing.

2.4    Failure of Condition

If a party has complied with its obligations under clause 2.3, it may terminate this agreement by giving notice in writing to the other parties if the Condition has not been either fulfilled or waived by 5.00pm on 31 December 2002 or such other date as the parties reasonably agree in writing.

2.5    Effect of termination

On termination of this agreement under clause 2.4:

(a)	clauses 22 and 23 continue to apply;

(b)	accrued rights and remedies of a party are not affected; and

(c)	subject to clauses 2.5(a) and 2.5(b), the parties will have no further obligations under this Agreement.

2.6    Reasonable endeavours to facilitate Shared Services Agreement

The parties agree to co-operate reasonably in the period up to Completion to facilitate the implementation of the services to be provided under the Shared Services Agreement on and from Completion.

2.7    No guarantees

With effect from the date on which the Interdependence Condition is satisfied until Completion, no Vendor Group Member or Group Member will enter into any new agreement, arrangement or understanding relating exclusively to the Business under which that Vendor Group Member or Group Member is required to provide or procure the provision of a bank guarantee or equivalent arrangement which, if given, would be regarded as a Vendor’s Guarantee.

3.     Sale of Sale Shares and Assets

3.1   Sale of Sale Shares

Subject to clause 3.4, on the Completion Date the Vendor will sell to the Purchaser and the Purchaser will purchase from the Vendor the Sale Shares free from any Encumbrance.

3.2    Sale of Assets

Subject to clause 3.4, on the Completion Date the Vendor will sell or procure the sale to the Purchaser and the Purchaser will purchase from the Vendor Group the Assets free from any Encumbrance.

3.3    Sale of Chullora Assets

Subject to clause 3.4, on the Completion Date the Chullora Vendor will sell to the Purchaser and the Purchaser will purchase from the Chullora Vendor the Chullora Assets free from any Encumbrance.

3.4    Interdependence Condition

Completion of this Agreement is conditional on each of the Interdependent Agreements having been executed and:

(a)	being or having become unconditional; or

(b)	being conditional only on:

(i)	in the case of the Armaguard Agreement, a condition to the same effect as the Condition; and

(ii)	in the case of the Loomis Agreement, conditions that the purchaser under the Loomis Agreement has obtained Competition Act Approval and Investment Canada Approval.

3.5    Provisions relating to the Interdependence Condition

(a)	The Interdependence Condition may only be waived in writing by the Vendor and will be effective only to the extent specifically set out in that waiver.

(b)	The Vendor must use all reasonable endeavours within its own capacity (excluding paying money or providing other valuable consideration to or for the benefit of any person) to ensure that the Interdependence Condition is fulfilled before 6.00pm on 31 October 2002 or such other date as may be agreed by the parties in writing.

(c)
If the Vendor has complied with its obligations under clause, 3.5(b), it may terminate this Agreement by giving notice in writing to the other parties if the Interdependence Condition has not been either fulfilled or waived by 6.00pm on 31 October 2002 or such other date as may be agreed by the parties in writing.

(d)	On termination of this Agreement under clause 3.5(c), the provisions of clause 2.5 shall apply as if the reference in the first line to “2.4” were a reference to “3.5”.

3.6	Variation

If, not later than five Business Days before the Completion Date, the Purchaser gives notice in writing to the Vendor requiring that:

(a)	some or all of the Assets must be purchased by a nominated Group Member; and/or

(b)	some or all of the Chullora Assets must be purchased by a nominated Group Member,

then such notice will take effect immediately on receipt and this Agreement will be deemed to be appropriately amended so that instead of the Purchaser purchasing such Assets or Chullora Assets, the nominated Group Member(s) will purchase them immediately before the Purchaser purchases the Sale Shares provided that such nomination will be disregarded for the purposes of determining the Purchase Price and any Adjustment Amount and no Intercompany Debt will be recognised arising from that purchase. The Purchaser is liable for any incremental stamp duty that becomes payable as a consequence of giving effect to any notice provided under this clause 3.6 and shall indemnify each Vendor Group Member against all Liability in respect thereof.

4.	Purchase Price and payments

4.1	Purchase Price

The purchase price to be paid by the Purchaser for the Sale Shares, the Assets and the Chullora Assets is the Purchase Price, apportioned in accordance with clauses 4.5 and 4.6.

4.2	Adjustment of Pre-Adjustment Purchase Price

The Adjustment Amount equals:

(a)	Net Assets at Completion less Net Assets at Last Accounts Balance Date; plus

(b)	the Employee Entitlements Balance Amount.

4.3	Final Payment Date

On the Final Payment Date:

(a)	the Pre-Adjustment Purchase Price will be adjusted as follows to ascertain the Purchase Price:

(i)
if the Adjustment Amount is a positive number, then on the Final Payment Date, the Purchaser must pay that amount to the Vendor by way of an addition to the Pre-Adjustment Purchase Price, together with interest on that amount calculated on a daily basis at the Interest Rate for the period from the Completion Date to the Final Payment Date (inclusive);

(ii)
if the Adjustment Amount is a negative number, then on the Final Payment Date, the Vendor must pay the absolute value of that amount to the Purchaser by way of a reduction to the Pre-Adjustment Purchase Price, together with interest on that amount calculated on a daily basis at the Interest Rate for the period from the Completion Date to the Final Payment Date (inclusive); and

(iii)	if the Adjustment Amount is zero, the Pre-Adjustment Purchase Price will not be adjusted and no interest will be payable; and

(b)
if the Intercompany Debt Balance is a positive number, the Purchaser will procure that the relevant Group Members will repay the Intercompany Debt Balance to the Vendor on behalf of the relevant Vendor Group Members together with interest on that amount calculated on a daily basis at the Interest Rate for the period from the Completion Date to the Final Payment Date (inclusive); and

(c)
if the Intercompany Debt Balance is a negative number, the Vendor will procure that the relevant Vendor Group Members will repay the absolute value of the Intercompany Debt Balance to the Purchaser on behalf of the Group Members together with interest on that amount calculated on a daily basis at the Interest Rate for the period from the Completion Date to the Final Payment Date (inclusive).

4.4	Repayment of Intercompany Debt

The repayment of the Intercompany Debt Estimate and the Intercompany Debt Balance in accordance with clauses 5.2(d), 5.3(b), 4.3(b) and 4.3(c) as appropriate will operate to fully and completely satisfy and discharge the relevant Group Members and Vendor Group Members from all liability to repay the debts aggregated to determine the Intercompany Debt.

4.5	Apportionment of Purchase Price

The Purchase Price will be apportioned as follows, subject to adjustment in accordance with this Agreement:

(a)	for the Fixed Assets, their tax written down value;

(b)	for the Chullora Fixed Assets, their tax written down value;

(c)	for the Chullora Stock, the value of the Chullora Stock as determined pursuant to clause 6.1;

(d)	for the Trade Debts, the value of the Trade Debts as set out in the Completion Accounts;

(e)	for the Prepayments, the amount set out in the Completion Accounts;

(f)	$1.00 for the MGL Intellectual Property Rights;

(g)	$1.00 for the right to be registered as proprietor of the MGL Business Names;

(h)	$1.00 for the MGL Business Records;

(i)	$1.00 for the Vendor’s and the Chullora Vendor’s right, title and interest in the MGL Business Contracts;

(j)	$1.00 for the Vendor’s and the Chullora Vendor’s right, title and interest in the MGL Leases; and

(k)	$1.00 for any other asset transferred under this Agreement,

and the total of the above amounts less

(l)	the MGL Accruals Liability; and

(m)	the Employee Entitlement Amount; and

(n)	the MGL Lease Liability,

will be deducted from the Purchase Price for the purposes of apportionment, with the balance comprising the consideration payable for the Sale Shares.

4.6	Apportionment of Adjustment Amount

For the purposes of allocation of the Purchase Price, the Adjustment Amount if positive shall be added to, and if negative shall be subtracted from, the amount allocated in clause 4.5 as follows:

(a)	to the extent that the Adjustment Amount is directly attributable to an individual asset, the addition or subtraction will be made to that part of the Purchase Price attributed to that asset; and

(b)	in all other circumstances, the addition or subtraction will be made to that part of the Purchase Price attributed to the Sale Shares.

5.	Completion

5.1	Completion place and date

Completion will take place at the offices of Clayton Utz, 333 Collins Street, Melbourne, Victoria at 10 a.m. on 3 February 2003 or such other date or place (or both) as the parties may agree in writing.

5.2	Vendor’s obligations on Completion

On Completion the Vendor will (in relation to the Assets and the Sale Shares) and the Chullora Vendor will (in relation to the Chullora Assets) as appropriate:

(a)	(Sale Shares): give and deliver to the Purchaser:

(i)	the share certificates for the Sale Shares together with the share certificates for all issued shares in each Subsidiary;

(ii)	completed transfers of the Sale Shares duly executed by the registered holder of such shares in favour of the Purchaser as transferee;

(iii)
any consent or consents to the transfers referred to in clause 5.2(b)(ii) contemplated by any pre-emptive rights or provisions in the Constitution or any other agreement, arrangement or understanding concerning the Sale Shares;

(iv)	the seal, certificate of incorporation or registration, asset register, all other registers, management accounts, budgets and all books of accounts,

ledgers, records, documents and other business papers of any kind of the Company and of each other Group Member, by leaving those items in a safe and appropriate place at the relevant Group Member’s principal place of business, or at such other place as the parties may agree in writing;

(v)	written resignations with effect from the Completion Date from:

A.
all of the directors and secretaries of each Group Member except to the extent the Purchaser advises the Vendor in writing not less than 3 Business Days prior to the Completion Date that such resignation is not required; and

B.
the auditor of each Group Member together with the consent of the Australian Securities & Investments Commission under section 329(5) of the Corporations Act or in respect of foreign Group Members confirmations from the relevant company secretary that the change has been effected together with original copies of relevant documentation, each such director’s and secretary’s and auditor’s resignation to include an acknowledgement that the director, secretary or auditor has no claim for compensation, remuneration or reimbursement against any Group Member in relation to his or her service or appointment or resignation as a director or secretary or auditor of any Group Member, as appropriate;

(b)	(Meetings): cause:

(i)	a meeting of the directors of the Company to be held at which:

A.	persons nominated in writing by the Purchaser and having consented in writing to such appointment will be appointed directors of the Company;

B.	persons nominated in writing by the Purchaser and having consented in writing to such appointment will be appointed secretaries of the Company;

C.	the directors of the Company resolve to accept the resignations referred to in clause 5.2(a)(v) with effect immediately after the appointments under clause 5.2(b)(i)A and 5.2(b)(i)B; and

D.	the directors of the Company resolve to register the share transfers referred to in clause 5.2(a)(ii) subject to those transfers being stamped (where necessary); and

(ii)
where necessary, meetings of the directors of each Subsidiary to be held at which resolutions in the same form (with the appropriate changes being made to take account of the identity of the Subsidiary concerned, its Constitution and any applicable law) as the resolutions provided for in 5.2(b)(i)A to (i)D inclusive are passed; and

(c)	(Possession): deliver to the Purchaser:

(i)	the Fixed Assets;

(ii)	the Chullora Fixed Assets;

(iii)	the Chullora Stock;

(iv)	the MGL Business Records (other than the Excluded Business Records);

(v)	hired, leased or any other assets the subject of any of the MGL Business Contracts as are in the possession of any Vendor Group Member (subject, where required, to the relevant lessor’s consent); and

(vi)	possession of the MGL Leasehold Premises (subject, where required, to the relevant lessor’s consent); and

(vii)	copies of the Excluded Business Records.

(d)
(Intercompany Debt Estimate): if the Intercompany Debt Estimate is a negative number, procure that the relevant Vendor Group Members repay the Intercompany Debt Estimate to the Purchaser on behalf of Group Members;

(e)
(MGL Business Names): deliver to the Purchaser forms required under the relevant legislation in the States and Territories in which the MGL Business Names are registered to notify the relevant authorities in those States and Territories of the change in proprietorship of the MGL Business Names to the Purchaser, each duly executed by the relevant Vendor Group Member;

(f)
(Transfer of MGL Intellectual Property Rights): if requested to do so by the Purchaser at least 3 Business Days before the Completion Date, deliver to the Purchaser duly executed assignments of all trademarks, designs, patents and copyrights included in the MGL Intellectual Property Rights, together with all certificates of registration held by any Vendor Group Member in relation thereto;

(g)
(Certificates of registration and originals of MGL Leases and MGL Business Contracts): deliver to the Purchaser registration certificates and other documents of title for the Fixed Assets and stamped (if required) originals of the MGL Leases which have been novated or assigned in accordance with clause 8.1, and originals of those of the MGL Business Contracts which have been novated or assigned in accordance with clause 7.1;

(h)
(Notices and documents): deliver to the Purchaser such notices and other documents as may be required to be executed or registered under any statute or otherwise in connection with the sale or assignment of the Assets, the Chullora Assets and the Sale Shares, as appropriate, provided the Purchaser has, at its own cost, prepared such notices and other documents and delivered the same to the Vendor’s solicitors at least 3 Business Days before the Completion Date;

(i)
(Services): surrender or cause to be surrendered all telephone and related lines, electricity, gas and other utility services of the Business as relate to the MGL Leasehold Premises, and use its best endeavours to assist the transfer or grant of those services (including the retention of all telephone and facsimile numbers) or, where that is not possible, the grant of new services to the Purchaser or Group;

(j)
(Motor vehicles) deliver to the Purchaser the certificate of ownership and registration, together with a then current road worthy certificate and duly executed transfer form, for each motor vehicle comprising an Asset or Chullora Asset;

(k)	(Shared Services Agreement): deliver an original counterpart of the Shared Services Agreement in the agreed form executed by the Vendor and each relevant Vendor Group Member;

(l)
(Chullora Licence Agreement): deliver to the Purchaser counterparts of the Chullora Licence Agreement in the agreed form, duly executed by [the purchaser under the Express Agreement] and the Chullora Vendor;

(m)	(Guarantees) cause to be delivered to the Purchaser an unconditional release, with effect at and from Completion, of all Workers’ Compensation Guarantees; and

(n)	(Condition reviews): deliver to the Purchaser copies of each of the condition reviews relating to the Leasehold Premises that have been obtained as at Completion; and

(o)	(Other obligations): perform all other obligations to be performed by it on Completion under this Agreement and procure that all other Vendor Group Members do the same.

5.3    Purchaser’s obligations on Completion

Subject to the Vendor satisfying its obligations under clause 5.2, the Purchaser will on Completion:

(a)	pay the Pre-Adjustment Purchase Price to the Vendor;

(b)	if the Intercompany Debt Estimate is a positive number, procure that the Group Members repay the Intercompany Debt Estimate to the Vendor on behalf of the relevant Vendor Group Members;

(c)
accept from the Vendor or relevant Vendor Group Member an assignment or novation of such of those of the MGL Leases and MGL Business Contracts as have been obtained as at the Completion Date and enter into occupation of the MGL Leasehold Premises. For those MGL Leases for which consent or novation has not been obtained by the Completion Date, the Purchaser shall enter into occupation on the basis of clause 8.3;

(d)	accept from the Vendor delivery of the items referred to in clause 5.2(c);

(e)
cause to be delivered to the Vendor an unconditional release of each of the Vendor’s Guarantees as the Purchaser is able to obtain by the Completion Date in a form reasonably satisfactory to the Vendor;

(f)	deliver an original counterpart of the Shared Services Agreement in the agreed form executed by all relevant members of the Purchaser Group; and

(g)	cause to be delivered to the Vendor signed consents to act for the persons nominated in writing by the Purchaser to act as directors and secretaries as referred to in clause 5.2(b).

5.4    Delivery

For the purposes of clauses 5.2 and 5.3, unless otherwise specified by the Purchaser, delivery of any asset or document may be made by leaving the same (other than any goods in transit) where then situate or at any other location as may be agreed in writing.

5.5    Acknowledgement by Chullora Vendor

Subject to clauses 7 and 8, upon Completion, the Chullora Vendor acknowledges and agrees that legal (subject to complying with any registration requirements) and beneficial ownership of the Chullora Assets will pass to the Purchaser and payment by the Purchaser of the part of the Purchase Price that relates to the Chullora Assets to the Vendor shall completely discharge the Purchaser’s obligations to pay the Purchase Price to the Chullora Vendor in respect of the Chullora Assets.

5.6    Title

Subject to clauses 7 and 8, upon Completion legal (subject to complying with any registration requirements) and beneficial ownership of the Assets, the Chullora Assets and the Sale Shares will pass to the Purchaser.

5.7    Risk

Risk in the Assets and the Chullora Assets passes to the Purchaser upon Completion.

5.8    Interdependence

Except as the parties otherwise agree in writing, the requirements of clauses 5.2 and 5.3 are interdependent and are to be carried out contemporaneously. No delivery or payment will be deemed to have been made until all deliveries and payments have been made.

5.9    Further assurance

Without limiting clause 23.1, at and after Completion the Vendor and the Chullora Vendor must, and the Vendor must procure that all other Vendor Group Members must:

(a)
do (or refrain from doing, as appropriate) all other things reasonably necessary or reasonably required by the Purchaser for putting the Purchaser in full possession and control of, and providing the Purchaser with legal and beneficial title to, the Assets and the Chullora Assets, and to complete the transfer of the Assets, the Chullora Assets and the Sale Shares, including executing any documents reasonably required;

(b)
deliver to the Purchaser such notices and other documents as may be required to be executed or registered under any statute or otherwise in connection with the sale or assignment of the Assets, the Chullora Assets and Sale Shares, as appropriate, and were not delivered at Completion provided the Purchaser has, at its own cost, prepared such notices and other documents; and

(c)	use all of its reasonable endeavours to assist the Purchaser in obtaining the relevant licences, consents, authorisations or permits referred to in paragraph 4(a) of Schedule 9.

5.10  Storage of Disclosure Material

As soon as practicable after Completion, the Vendor must arrange for a copy of the Disclosure Material to be recorded in electronic format on a compact disc and delivered for safe storage to Clayton Utz and Minter Ellison, on terms that it only be made available for inspection or copying to a party with the agreement of the Vendor and the Purchaser (except where disclosure is required by law) not to be unreasonably withheld.

5.11  Deed of Cross Guarantee

(a)	As soon as reasonably practicable after Completion:

(i)
the Vendor must do, and cause to be done, all things necessary (including producing, providing to the Purchaser and lodging with the Australian Securities and Investments Commission (“ASIC”) all necessary certificates and notices of disposal) to ensure that, subject only to the lodgement by relevant Group Members of a notice of disposal with ASIC, the Deed of Cross Guarantee ceases to apply to all Group Members in the manner contemplated by clause 4.2(c) of the Deed of Cross Guarantee as soon as reasonably practicable after Completion; and

(ii)
subject to the Vendor complying with clause 5.11(a)(i), the Purchaser must cause all relevant Group Members to lodge the notice of disposal provided by the Vendor to the Purchaser under clause 5.11(a)(i) as soon as reasonably practicable thereafter.

(b)
The Vendor indemnifies the Purchaser against all Liabilities suffered or incurred by the Purchaser as a result of, or arising directly or indirectly out of, the performance or non-performance of any obligations of any Group Member under, or arising out of, the Deed of Cross Guarantee. To the extent that the Deed of Cross Guarantee results, directly or indirectly, in any Liability being incurred or suffered by a Group Member, that Liability is deemed to be incurred or suffered by the Purchaser. This indemnity is not limited by any other provision of this Agreement (including clauses 18 or 19).

(c)
In this clause 5.11, “Deed of Cross Guarantee” means the deed of cross guarantee dated 5 June 2001 entered into between various Vendor Group Members and Group Members (and the Trustee as defined in the deed), as amended by an assumption deed dated 8 May 2002 between various Vendor Group Members and Group Members (and that Trustee).

6.      Completion Accounts and Worker’s Compensation Liability

6.1    Stock-take

(a)
The Vendor must, in conjunction with representatives of the Purchaser and of KPMG, carry out a full physical stock-take of all Stock, all pallets held by the Group and all pallets held by, and stock of, the Vendor Group that relate exclusively to the Business as at the close of business on the last Business Day before the Completion Date for all Group Members.

(b)
The Stock and all stock of the Vendor Group that relates exclusively to the Business shall for this purpose be valued in accordance with the Completion Accounting Principles. For the avoidance of doubt, an item of stock will not be obsolescent merely because it bears a reference to the Reserved Name in any form or context.

(c)
The lists of the Stock and all stock of the Vendor Group that relates exclusively to the Business, including the valuation of such stock, derived from that stock-take must then be provided to KPMG for verification and for use by the Purchaser and Vendor in preparing the Completion Accounts. In relation to pallets, the stocktake must be reconciled by the Vendor to the quantity reflected in the third party pallet hire statement and then verified by KPMG. Any shortfalls are to be quantified and reflected in a provision in the Completion Accounts.

(d)	This stock-take procedure will not apply to Third Party Stock.

6.2    Preparation of draft Completion Accounts

The Vendor must use all reasonable endeavours to ensure that, as soon as practicable following Completion (but in any event no later than 20 Business Days after Completion), a draft of the Completion Accounts is prepared in accordance with the Completion Accounting Principles and with the assistance of the Group at the procurement of the Purchaser, which assistance must be provided at no additional charge, and delivered to KPMG and the Purchaser, together with the Vendor’s estimate of the Adjustment Amount based on those draft Completion Accounts. No reference will be made in the Completion Accounts to Third Party Stock.

6.3    Audit of draft Completion Accounts

As soon as the draft Completion Accounts and the Vendor’s estimate of the Adjustment Amount have been delivered by the Vendor in accordance with clause 6.2, the following procedure will apply:

(a)
the Vendor and the Purchaser must jointly instruct KPMG to review the stock-take and the draft Completion Accounts and, within 20 Business Days of being provided with the draft Completion Accounts, to prepare an audit report thereon together with a certificate addressed to both the Vendor and the Purchaser confirming the accuracy of the draft Completion Accounts, any adjustments that should be made to the draft Completion Accounts and based on those adjustments a final set of Completion Accounts and resulting Adjustment Amount for the purposes of this Agreement;

(b)
the terms of engagement of KPMG must be agreed in writing by the Vendor and the Purchaser and will include a requirement that KPMG, in conducting their audit, will adopt a materiality level of $1,000,000, meaning that under Generally Accepted Auditing Standards, KPMG must design their audit procedures so that they detect adjustments that individually and cumulatively do not exceed this amount;

(c)
KPMG must be instructed to conduct their audit review and prepare their certificate in accordance with Australian Auditing Standards, as modified expressly by their terms of engagement and the Completion Accounting Principles;

(d)
KPMG must be instructed to consult with, and have regard to, the comments and submissions of the Vendor and of the Purchaser concerning the stocktake and pallet count, the preparation of the Completion Accounts and the calculation of the Adjustment Amount;

(e)	where any instructions to KPMG are delivered in person to, or explained to, KPMG, or submissions are made to KPMG, both the Vendor and the Purchaser must be represented at such meeting;

(f)	each of the Purchaser and the Vendor is entitled to have its accounting and other professional advisers present at all meetings with, and to make written submissions to, KPMG;

(g)
KPMG must be instructed to provide reasonable access to both the Purchaser and the Vendor and their respective accounting and other professional advisers to KPMG’s audit work papers and all files relevant to preparing its audit report and certificate;

(h)
KPMG must be provided with full and free access to all books, records, accounts and documents of the Vendor Group and the Group that are within the possession, or under the control, of any Vendor Group Member or any Group Member to enable KPMG to conduct its audit and prepare its audit report and certificate; and

(i)	the Purchaser and the Vendor must each bear half of KPMG’s costs of conducting its audit and preparing its audit report and certificate.

No reference will be made to Third Party Stock in KPMG’s audit report and certificate.

6.4    Property Condition Review

In reviewing the Completion Accounts, the Independent Property Consultant is to be instructed to review each of the Leasehold Premises for any corrections or repairs to the Leasehold Premises required consistent with the terms of the relevant lease while operating as a going concern. The Independent Property Consultant must compare the outcome of each review with the most recent condition report relating to those Leasehold Premises and ascribe a value to the costs of the corrections or repairs applicable to the change from that original report. The Completion Accounts shall include a provision in respect of the corrections or repairs identified during such review.

6.5    Review of audit report and certificate

(a)
The Purchaser and the Vendor will have 10 Business Days to consider the audit report and certificate delivered by KPMG in accordance with clause 6.3, including being entitled to discuss with KPMG the scope of their audit and review all of KPMG’s audit work papers and all files relevant to preparing its audit report and certificate.

(b)
If, following the review of KPMG’s audit report and certificate, either or both of the Vendor and Purchaser disagree with any aspect of the audit report and certificate (including the calculation of the Adjustment Amount), they must seek to resolve such disagreement with the assistance of KPMG within 10 Business Days of such party giving notice of its disagreement.

(c)
If the Vendor and the Purchaser do not agree in writing on the audit report and certificate from KPMG within the period specified in clause 6.5(b), either the Vendor or Purchaser may refer the matter for resolution in accordance with clause 6.6.

(d)
If the Vendor and the Purchaser do agree on KPMG’s audit report and certificate, including as these may be amended following resolution as contemplated by clause 6.5(b), the Completion Accounts will be those set out in KPMG’s certificate (as so amended, if appropriate) and the Adjustment Amount will be that set out in KPMG’s certificate (as so amended, if appropriate) and the parties must use reasonable endeavours to procure that KPMG appropriately amend its certificate to show the adjustments as so agreed.

6.6    Disputes

(a)	If either the Purchaser or the Vendor disputes the KPMG audit report and/or certificate, that dispute must be referred to an Expert for determination in accordance with the following principles:

(i)
the Expert will mediate between the Purchaser and the Vendor to resolve the difference of opinion or dispute by agreement between the Vendor and Purchaser and if the matter involves failure to agree the Completion Accounts it must also extend to incorporate reaching an agreement on the Adjustment Amount;

(ii)	if after a period of 10 Business Days (or such longer period not exceeding a total of 20 Business Days as the Expert believes appropriate)

after his or her appointment the Expert is not able to resolve the difference of opinion or dispute by mediation then the Expert will determine the same within a further period of 10 Business Days (or such longer period not exceeding a total of 20 Business Days as the Expert believes appropriate). In so doing the Expert will act as an expert and not as an arbitrator and his or her written determination will be final and binding on the Vendor and the Purchaser in the absence of manifest error;

(iii)
the Expert will have the right to review all relevant working papers and files of KPMG and all records, accounts and information of the Group and the Vendor Group and any advisers thereto and the Vendor and Purchaser must procure that such access is made available; and

(iv)
the costs of the Expert are to be borne in the manner agreed in writing between the Vendor and the Purchaser if the difference of opinion or dispute is resolved by agreement between them as a consequence of mediation or, failing that, as determined by the Expert (failing any determination, the Expert’s costs will be shared equally by the Vendor and Purchaser).

(b)
The Completion Accounts delivered to the Vendor and the Purchaser pursuant to clause 6.3 will be deemed to be varied to reflect any alteration agreed to in writing by the Purchaser and the Vendor as a consequence of mediation undertaken pursuant to this clause 6.6 or which the Expert determines be made pursuant to this clause 6.6.

6.7    Third Party Stock

The Purchaser and the Vendor must procure that a separate full physical stock-take is conducted in respect of all Third Party Stock and all pallets relating to such stock or prior holdings of such stock as at Completion, which stock-take must be conducted on the same basis and then audited by KPMG on the same instructions and subjected to review on the same terms as apply in respect of clauses 6.1 to 6.6 inclusive provided that:

(a)
a period of up to 6 months from Completion will be used for KPMG to undertake a process of verification with the owners of such stock (or persons otherwise entitled to such stock) to confirm that there is no disagreement in the levels of Third Party Stock held as at Completion;

(b)	KPMG will provide a separate certificate that identifies:

(i)	the level of Third Party Stock as at Completion, as confirmed by the stock-take and verification process; and

(ii)	the level of Third Party Stock that should have been identified in the stock-take, taking into account ullage levels permitted in the relevant Business Contracts;

(c)
to the extent that there is any difference between the levels identified in accordance with clauses 6.7(b)(i)) and 6.7(b)(ii), KPMG’s certificate must ascribe a value to the amount of that difference, which value must to the extent practicable be determined in accordance with the Completion Accounting Principles and any agreement, arrangement or understanding binding on the Vendor Group or Group in respect of the relevant Third Party Stock; and

(d)
subject to resolving any disagreement as to this amount in accordance with the process set out at clauses 6.5 and 6.6, the ascribed value of that difference (to the extent that it is not already appropriately shown in the Completion Accounts) will be treated:

(i)
where there is a deficiency, as a liability which amount, together with interest on that amount calculated on a daily basis at the Interest Rate for the period from the Completion Date to the date on which the amount is paid (inclusive), must be promptly paid by the Vendor to the Purchaser as an adjustment to the Purchase Price being a decrease in the value of the Sale Shares; or

(ii)	where there is an excess, this is due to a customer and no adjustment to the Purchase Price is required

To the extent that a deficiency of Third Party Stock is discovered during the stock-take and is the subject of an adjustment to the Purchase Price pursuant to clause 6.6(d)(i), the indemnity provided by the Vendor pursuant to clause 7.4(a) shall not apply in respect of any breach of an MGL Business Contract which results from such deficiency.

6.8    Workers’ Compensation Liability Amount

(a)
As soon as reasonably practicable after the Completion Date and in any event not later than 10 Business Days thereafter, an Independent Actuary must be appointed to prepare and deliver to the Vendor and the Purchaser an actuarial report pursuant to this clause 6.8.

(b)
The Independent Actuary must be instructed to prepare a report (the “Actuarial Report”) within 20 Business Days which includes a determination of what is a reasonable provision in the circumstances for:

(i)	the Outstanding Workers’ Compensation Claims Liabilities of the Group Members in respect of the employees of the Group Members, the Deemed Employees and the Former Employees; and

(ii)	the Outstanding Workers’ Compensation Claims Liabilities of the Vendor Group Members in respect of the Transferring Employees and Transferring Independent Contractors,

(the “Workers’ Compensation Liability Amount”).

(c)	The Actuarial Report must be prepared in accordance with the Actuarial Reporting Principles.

(d)	The parties must co-operate fully in the preparation of the Actuarial Report.

(e)	The Vendor and the Purchaser each have the right to make submissions to the Independent Actuary.

(f)
The Vendor and the Purchaser must provide or make available, and shall cause the Actuary to provide or make available, all documents and information as are reasonably required by the Independent Actuary to make its determination.

(g)	The Workers’ Compensation Liability Amount, in the absence of manifest error, shall be final and binding on the parties.

(h)	The fees and expenses of the Independent Actuary in acting in accordance with this clause 6.8 shall be shared equally by the Purchaser and the Vendor.

6.9     Limitation on disputes

The Purchaser may notdispute any individual item in the Completion Accounts or the Actuarial Report unless the value of the item exceeds $100,000.

7.	Assignment of MGL Business Contracts

7.1    Novation or assignment on Completion

(a)	Novation of MGL Business Contracts on Completion

(i)
The Vendor must (and must procure that any relevant Vendor Group Member) use its reasonable endeavours (excluding paying money or providing other valuable consideration to or for the benefit of any person) to obtain all necessary consents and to secure the novation of those of the MGL Business Contracts as are listed in Part A of Schedule 5 by and with effect from Completion, on terms reasonably acceptable to both the Purchaser and the Vendor. The Purchaser must accept such novation, reasonably co-operate with the Vendor and each other party to the relevant MGL Business Contract, and must execute any agreements or deeds that may reasonably be required by the relevant other party as a condition of the other party’s consent.

(ii)
If having complied with its obligations under clause 7.1(a)(i) the Vendor is unable to cause novation of any particular MGL Business Contract, the Vendor (or the relevant Vendor Group Member) must assign or procure the assignment to the Purchaser by and with effect from Completion, on terms reasonably acceptable to both the Purchaser and Vendor, the benefit of the contract, subject to the other party’s consent where required and provided that the benefit of the MGL Business Contract is assignable, and must continue to seek the novation of the MGL Business Contract in accordance with clause 7.2.

(b)	Assignments of MGL Business Contracts on Completion

The Vendor must (and must procure that any relevant Vendor Group Member) use its reasonable endeavours (excluding paying money or providing other valuable consideration to or for the benefit of any person) to obtain all necessary consents and to secure the assignment to the Purchaser by and with effect from Completion of the MGL Business Contracts as are listed in Part B of Schedule 5 on terms reasonably acceptable to both the Purchaser and the Vendor. The Purchaser must accept the assignment, co-operate with the Vendor and each other party to the relevant MGL Business Contract, and must execute any agreements or deeds that may reasonably be required by the relevant other party as a condition of the other party’s consent.

(c)	Assignments without consent of MGL Business Contracts

The Vendor hereby assigns to the Purchaser with effect on and from Completion the benefit of those of the MGL Business Contracts not listed in Schedule 5 in respect of which assignments are permitted without the consent of the other party to the MGL Business Contract.

7.2    Novations or assignments after Completion

(a)
If having complied with its obligations under clause 7.1, the Vendor is unable to cause the novation or assignment of any MGL Business Contract with effect from Completion, then the Vendor must, with the Purchaser’s co- operation, continue to use its reasonable endeavours to do so (excluding paying money or providing other valuable consideration to or for the benefit of any person) for a period of 6 months after Completion.

(b)
On request by the Purchaser from time to time within 6 months after Completion, the Vendor must at the Purchaser’s expense co-operate with the Purchaser in relation to seeking any novation or assignment of any of the MGL Business Contracts procured after Completion.

7.3    Obligations pending or if no novation or assignment

If any of the MGL Business Contracts are not novated or assigned to, or for the benefit of, the Purchaser, whether such novation or assignment was required under clauses 7.1 or 7.2 or not, then, on and from Completion and until any novation or assignment occurs:

(a)
the Vendor must to the extent that it is lawfully able, procure that all Vendor Group Members take all reasonable steps to ensure that each MGL Business Contract continues in full force and effect and is held for the benefit of the Purchaser or the Group;

(b)
the Purchaser or the Group must to the extent that it is lawfully able, perform on behalf of the relevant Vendor Group Member all obligations of the Vendor Group Member under or arising out of that MGL Business Contract in respect of the period following Completion (and the relevant Vendor Group Member must reasonably facilitate this);

(c)
to the extent that the Purchaser and/or the Group is not lawfully able to perform any obligation or exercise any right of a Vendor Group Member under or arising out of that MGL Business Contract in respect of the period following Completion, the relevant Vendor Group Member must, on the request and at the expense of the Purchaser and/or the Group, perform that obligation or exercise that right to the extent that the relevant Vendor Group Member is lawfully able and capable of doing so and the Purchaser will indemnify each relevant Vendor Group Member for all Liabilities suffered in doing so, other than those Liabilities which are the direct result of the wilful default or negligence of any Vendor Group Member; and

(d)
the Vendor must account to the Purchaser for any amounts paid by the other party to that MGL Business Contract to the Vendor after Completion in respect of that MGL Business Contract within 5 Business Days of such amount being received or otherwise offset so that the benefit is effectively received.

7.4    Indemnities

(a)	Subject to clause 7.4(b), the Vendor must:

(i)
comply with all of its obligations under the MGL Business Contracts in respect of the period up to Completion and must procure that all Vendor Group Members do the same in respect of their obligations; and

(ii)	indemnify the Purchaser against the non-payment, non-observance, or non-performance of any obligations of the relevant Vendor Group Member required to be paid, observed or performed before Completion, founded on any fact, matter, occurrence, event or circumstance happening during or in respect of the period before Completion or any breach of any MGL Business Contract by the relevant Vendor Group Member before Completion.

(b)	Provided that the Vendor has complied with its obligations under clauses 7.1 and 7.2, the Purchaser must:

(i)	comply with all obligations of the relevant Vendor Group Member under the MGL Business Contracts in respect of the period on and from Completion; and

(ii)
indemnify the Vendor against the non-payment, non-observance, or non-performance of any obligations of the Relevant Vendor Group Member arising under, or arising in respect of the MGL Business Contracts in respect of the period on and from Completion except to the extent that the obligation is an obligation to compensate or indemnify in respect of loss or Liability that arises out of any fact, matter, occurrence, event or circumstance prior to Completion.

8.      Assignment of MGL Leases

8.1    Novation or assignment on Completion

(a)	Novation of MGL Leases on Completion

The Vendor must (and must procure that any relevant Vendor Group Member) use its reasonable endeavours (excluding paying money or providing other valuable consideration to or for the benefit of any person) to obtain all necessary consents and to secure the novation of those of the MGL Leases as are listed in Part A of Schedule 8 by and with effect from Completion, on terms reasonably acceptable to both Purchaser and Vendor. The Purchaser must accept such novation, reasonably co-operate with the Vendor and each lessor, and must execute any agreements or deeds that may reasonably be required by the relevant lessor as a condition of the lessor’s consent.

(b)	Assignments of MGL Leases on Completion

The Vendor must (and must procure that any relevant Vendor Group Member) use its reasonable endeavours (excluding paying money or providing other valuable consideration to or for the benefit of any person) to obtain all necessary consents and to secure the assignment to the Purchaser by and with effect from Completion of the MGL Leases as are listed in Part B of Schedule 8 on terms reasonably acceptable to both the Purchaser and the Vendor. The Purchaser must accept such assignment, reasonably co-operate with the Vendor and each lessor, and must execute any agreements or deeds and procure any guarantees or other security that may reasonably be required by the relevant lessor as a condition of the lessor’s consent or to enable the Vendor (or any relevant Vendor Group Member) to obtain a release from the relevant lessor of its obligations under the MGL Leases.

8.2    Novations or assignments after Completion

(a)
If having complied with its obligations under clause 8.1, the Vendor is unable to cause the novation or assignment of any MGL Lease with effect from Completion, then the Vendor must, with the Purchaser’s co- operation, continue to use its reasonable endeavours to do so (excluding paying money or providing other valuable consideration to or for the benefit of any person) for a period of 6 months after Completion.

(b)
On request by the Purchaser from time to time within 6 months after Completion, the Vendor must at the Purchaser’s expense reasonably co-operate with the Purchaser in relation to seeking any novation or assignment of any of the MGL Leases after Completion.

8.3	Obligations pending or if no novation or assignment

If any of the MGL Leases are not novated or assigned under clause 8.1 then, unless and until such a novation or assignment occurs under clause 8.2:

(a)
the Vendor must, to the extent it is lawfully able, procure that the MGL Lease continues in full force and effect and must allow (and must procure that any relevant Vendor Group Member allows) the Purchaser to use or occupy the properties the subject of the MGL Lease as licensee; and

(b)
the Purchaser or the Group must, to the extent it is lawfully able, perform all obligations of the relevant Vendor Group Member under or arising out of the MGL Lease in respect of the period on and from Completion and the relevant Vendor Group Member must reasonably facilitate this; and

(c)
to the extent that the Purchaser and/or the Group is not lawfully able to perform any obligation or exercise any right of a Vendor Group Member under or arising out of that MGL Lease in respect of the period following Completion, the relevant Vendor Group Member must, on the request and at the expense of the Purchaser and/or the Group, perform that obligation or exercise that right to the extent that the relevant Vendor Group Member is lawfully able and capable of doing so and the Purchaser will indemnify each relevant Vendor Group Member for all Liabilities suffered in doing so, other than those Liabilities which are the direct result of the wilful default or negligence of any Vendor Group Member.

8.4	Botany Agreement for Lease and Lease

In respect of the agreement for lease and lease for the MGL Leasehold Premises at Botany, the Vendor must use its reasonable endeavours (excluding paying money or providing other valuable consideration to or for the benefit of any person) to obtain all necessary consents and to secure:

(a)	by and with effect from Completion, the assignment to the Purchaser of the agreement for lease; or

(b)
if the relevant landlord will not consent to an assignment of the agreement for lease, by and with effect from commencement of the lease, the assignment to the Purchaser of the lease (it being acknowledged that the relevant landlord may not be required to provide such consent until commencement of the lease), and the provisions of this clause 8 shall apply to the agreement for lease and lease for the MGL Leasehold Premises at Botany except to the extent that they are inconsistent with this clause 8.4.

8.5	Indemnities

In respect of each of the MGL Leases:

(a)
except for any MGL Lease Liability, the Vendor or the relevant Vendor Group Member is responsible for complying with all obligations under each MGL Lease in respect of the period up to Completion, and the Vendor must indemnify the Purchaser against the non-payment, non-observance, or non-performance of any obligations arising in respect of each MGL Lease before Completion; and

(b)
provided that the Vendor has complied with its obligations under clauses 8.1, 8.2 and 8.3, the Purchaser or relevant Group Member will be responsible for complying with the MGL Lease Liability and all obligations under each MGL Lease in respect of the period on and from Completion, and must indemnify the Vendor against the non-payment, non-observance, or non-performance of any obligations arising in respect of each MGL Lease and the MGL Lease Liability on and from Completion except to the extent that the obligation is an obligation to compensate or indemnify in respect of loss or Liability that arises out of any fact, matter, occurrence, event or circumstance prior to Completion.

9.    MLPL Contracts

9.1    Consent to change in control

(a)
If the agreement or consent of any other party is required pursuant to the terms of any MLPL Business Contract, MLPL Equipment Lease (and any master lease agreement or like instrument relating to the MLPL Equipment Leases) or MLPL Lease to the change in control of any Group Member which occurs as a result of the transactions contemplated by this Agreement (a “Required Consent”), the Vendor and the Purchaser will each use their reasonable endeavours (excluding payment of money or providing other valuable consideration to or for the benefit of any person other that as specifically contemplated by this clause 9) to procure the Required Consent with effect from Completion, on terms reasonably acceptable to both the Purchaser and the Vendor.

(b)
The Purchaser must co-operate with the Vendor and the relevant counterparty or counterparties, and must execute any agreements or deeds that may reasonably be required by the other party as a condition of giving its agreement or consent to the change in control including:

(i)
in the case of the MLPL Equipment Leases, entering into a new master lease agreement (or master lease agreements) with the relevant counterparty or counterparties to govern the relevant MLPL Equipment Leases (or any of them) on and from Completion; and

(ii)
in the case of the WEF Leases, entering into documentation pursuant to which the Vendor is released from all of the Continuing WEF Obligations to the extent that they relate to the WEF Leases after Completion and anything done, or not done, by MLPL or the Purchaser in relation to the WEF Leases.

9.2    Obligations following Completion

(a)
If the parties are unable to obtain a Required Consent prior to Completion the parties must continue to use their reasonable endeavours for a period of three months after Completion (short of paying money or providing other valuable consideration to or for the benefit of the other party other that as specifically contemplated by this clause 9) to procure that that consent is obtained.

(b)
If any Required Consent is not able to be obtained within the period specified in clause 9.2 then the Purchaser must procure that MLPL performs and completes all of its obligations under the relevant MLPL Contract, MLPL Equipment Lease or MLPL Lease, as applicable, in respect of the period following Completion.

(c)
The Purchaser indemnifies the Vendor against all Liabilities arising under any of the MLPL Contracts, MLPL Equipment Leases and the MLPL Leases occurring after Completion, including the Continuing WEF Obligations provided that this indemnity will not apply in relation to Liabilities incurred by the Vendor as a result of the wilful default or negligence of the Vendor.

10.	Release of Vendor’s Guarantees

10.1	Release

(a)
Subject to clause 10.1(b), the Purchaser must use their reasonable endeavours (excluding paying money or providing other valuable consideration to or for the benefit of any person but including the provision of at least an equivalent guarantee or undertaking) to secure the release of each Vendor Group Member from the Vendor’s Guarantees effective from Completion and the Vendor must use all reasonable endeavours to assist the Purchaser in this regard.

(b)
Clause 10.1(a) will not apply to any guarantee provided by any Vendor Group Member which has been given to a workers’ compensation insurer or authority in any State or Territory of Australia in respect of any self-insurance or group self-insurance licence or other self-insurance arrangement granted under any statute relating to workers’ compensation.

10.2	Failure to obtain releases

(a)	The Purchaser must pay the Vendor an amount equal to any loss or expense which any Vendor Group Member incurs or is liable for in relation to any Vendor’s Guarantee which:

(i)	is referred to in Schedule 4 or in the Disclosure Material; and

(ii)	to the extent that it is due to any event, matter, act or omission of the Purchaser or Group occurring after Completion.

(b)
The Vendor enters into this document for itself and each other person who has given a Vendor’s Guarantee and accordingly accepts the full benefit of this clause 10.2 on behalf of those persons. The parties agree that the Vendor may enforce this provision on behalf of those other persons.

10.3	Release of Workers’ Compensation Guarantees

(a)
The Vendor must use its reasonable endeavours (including payment of money or providing other valuable consideration to or for the benefit of any person or providing (at least) an equivalent guarantee or undertaking) to secure the release of each Group Member from the Workers’ Compensation Guarantees effective from Completion.

(b)
The Vendor must pay any costs, expenses or fees associated with obtaining the release of each Group Member from the Workers’ Compensation Guarantees, including the costs of the relevant workers’ compensation authority or insurer giving the release.

(c)	The Vendor must pay the Purchaser an amount equal to any loss or expense which the Purchaser or any Group Member incurs or is liable for in relation to any Workers’ Compensation Guarantee.

11.	Shared arrangements

11.1	Shared Contracts

(a)
Subject to the terms of each Shared Contract, the Vendor and the Purchaser agree that they will, each at their own expense, use their respective reasonable endeavours to effect the transfer of that part of the benefits and obligations of the Vendor under the Shared Contract that relate to the Business with effect on and from Completion by either:

(i)	agreeing with the counterparty to the Shared Contract:

A.	to amend the terms of the Shared Contract to remove from the Shared Contract those benefits and obligations under the Shared Contract that relate to the Business; and

B.	that the counterparty will enter into a new contract with the Purchaser or any Group Member providing for those benefits and obligations between the counterparty and the Purchaser; or

(ii)
if transfer pursuant to sub-paragraphs (i) above cannot be effected, by assigning that part of the benefits and obligations under the Shared Contract that relate to the Business from the Vendor to the Purchaser.

(b)
If transfer cannot be effected by one of the methods contemplated in clause 11.1(a) then to the extent that the Shared Contract permits, the Vendor agrees to procure that the relevant Vendor Group Member will, and the Purchaser agrees that it will, conduct its business on the basis that the Shared Contract had been assigned as contemplated in clause 11.1(a).

(c)
The Purchaser must indemnify the Vendor Group Member which is party to the Shared Contract against any loss or liability suffered or incurred as a result of the non-payment, non-observance or non-performance of any obligations of the Purchaser under clause 11.1(a) or clause 11.1(b) in relation to the Shared Contract.

(d)	The Vendor will indemnify the Purchaser against any loss or Liability suffered or incurred as a result of:

(i)	the act or omission of any Vendor Group Member under, or relating to, an identified Shared Contract prior to its partial assignment to the Purchaser, and

(ii)	the act or omission of any Vendor Group Member under, or relating to, any retained part of an identified Shared Contract after the partial assignment to the Purchaser (and all other Shared Contracts).

11.2	Express Shared Contracts

(a)	The Purchaser must:

(i)	use reasonable endeavours (excluding paying money or providing other valuable consideration to or for the benefit of any person) to procure the release of the Vendor and the Chullora Vendor, as the case may be, from any obligations of the Vendor under the Express Shared Contracts; and

(ii)
negotiate in good faith with the counterparties to the Express Share Contracts and the purchaser under the Express Agreement in relation to the use of goods or services provided under the Express Shared Contracts.

(b)
The Vendor confirms that terms of the Express Agreement contain obligations on the purchaser of the Express Business to deal with the Express Shared Contracts in accordance with the terms of clause 11.2(a) and agrees, at the cost of the Purchaser to enforce those obligations for the benefit of the Purchaser.

11.3	Transitional Access

The Vendor will procure that, from Completion, each relevant Vendor Group Member provides the Purchaser and each Group Member with access to, and a transitional right to occupy, premises owned, leased or occupied by a Vendor Group Member:

(a)	on which any of the Assets, the Chullora Assets or assets of the Group are located immediately prior to Completion; and

(b)	that are the usual place of work of any Transferring Employees or Transferring Independent Contractors or employee employed by, or contractor engaged by, a Group Member.

This right of access and occupation is for a transitional period only of no longer than 12 months. The Purchaser shall reimburse the relevant Vendor Group Member for the costs incurred in providing this right of access and occupation on a pro rata basis consistent with that used prior to Completion.

12.	Employees and Independent Contractors

12.1	Offer of employment or engagement

(a)
At least 15 Business Days before Completion the Purchaser must offer employment in the form of the offer in Schedule 11 to each of the Employees, to commence from the day after the Completion Date. Unless otherwise agreed in writing by the Vendor and the Purchaser, the employment so offered must be for a position substantially similar to the relevant Employee’s position immediately prior to Completion and must be on terms and conditions of employment (including as to superannuation) that are in the aggregate no less favourable than those on which the relevant Employee is employed immediately prior to Completion. Provided that in no circumstances will any Employee be offered or be entitled to seek membership of a defined benefits superannuationfund (or equivalent) offered by, or on behalf of, the Purchaser or to which the Purchaser or any Group Member will make any contributions in respect of any Transferring Employee.

(b)
At least 15 Business Days before Completion the Purchaser must offer engagement in the form of the offer in Schedule 12, to each of the Independent Contractors to commence from the day after the Completion Date. The engagement so offered must be on terms and conditions of engagement that are in the aggregate no less favourable than those on which the Independent Contractor is engaged immediately prior to Completion.

(c)
To the extent permitted by law and the relevant trust deed in respect of any superannuation fund to which any Vendor Group Member or Group Member makes contributions in respect of any employee, if requested by the Purchaser prior to Completion, the parties will use all reasonable endeavours to procure that, for a period of 6 months from Completion:

(i)
the Purchaser or any Group Member nominated by the Purchaser becomes a person entitled to make contributions to such funds in respect of Transferring Employees and employees of any Group Member (“Participating Employer”); and

(ii)	that the Transferring Employees and employees of Group Members are entitled to remain members of such funds,

to facilitate an orderly transition of Transferring Employees and employees of Group Members from such funds to the funds contemplated by clause 13.

12.2	Payments to Transferring Employees and Transferring Independent Contractors

(a)
On the Completion Date, if it has not already done so, the Vendor or relevant Vendor Group Member must pay to each Transferring Employee the amount of his wage or salary entitlements, elected salary sacrifice amounts, bonuses and commissions (for the avoidance of doubt excluding annual leave, sick leave, rostered day off leave and long service leave entitlements) accrued up to Completion whether pursuant to a contract of employment, Australian Workplace Agreement, award, certified agreement under the Workplace Relations Act 1996 or enterprise agreement registered under state legislation or other form of agreement provided for under an industrial statute, statute or otherwise and the Vendor must indemnify the Purchaser against all claims made by such Transferring Employee from time to time after the Completion Date against the Purchaser in relation thereto.

(b)
On the Completion Date, if it has not already done so, the Vendor or relevant Vendor Group Member must pay to each Transferring Independent Contractor all amounts owing to them up to Completion whether pursuant to contract, award, statute or otherwise and in relation thereto, the Vendor must indemnify the Purchaser against all claims made by such Transferring Independent Contractors from time to time after the Completion Date against the Purchaser in relation thereto.

(c)	For the avoidance of doubt, paragraphs (a) and (b) do not require the Vendor to make any retirement, redundancy or severance payments of the nature described in clause 12.4(d).

12.3	Recognition of prior service

The Purchaser covenants with the Vendor that it will treat each Transferring Employee and Transferring Independent Contractor and deal with every entitlement (including annual and sick leave, rostered days off and prior service for the purpose of calculating long service leave and redundancy or severance payment) as if every entitlement had been accrued by the respective Transferring Employee and Transferring Independent Contractor while in the employment or engagement of the Purchaser.

12.4	Indemnity for Employees and Independent Contractors

Subject to Completion and to compliance by the Vendor with its obligations under clause 12.2, the Purchaser will be solely responsible for and must indemnify each Vendor Group Member in respect of:

(a)	wages and salary owing to Transferring Employees and attributable to their employment after Completion;

(b)	fees or charges owing to Transferring Independent Contractors and attributable to their engagement after Completion;

(c)	annual leave, sick leave, rostered day off leave and long service leave owing to Employees and Independent Contractors and attributable to their employment up to Completion; and

(d)
retirement, redundancy or severance payments or costs of any kind (including payment in lieu of notice, payments in respect of goodwill and other severance payments) payable under a contract of employment or engagement, Australian Workplace Agreement, award, agreement (certified, registered or otherwise) or other arrangement or an award or order made by a Court or other tribunal under statute, to any Employee or any Independent Contractor and whether attributable to their employment or engagement up to Completion and arising from the termination or cessation of their employment or engagement by any Vendor Group Member.

To the extent that clause 12.4 provides indemnification for a contractor, such indemnification will apply to any Liability arising in respect of any direct or indirect sub-contractor of that contractor.

12.5	Work-related claims

(a)
The Purchaser will be responsible for and must indemnify each Vendor Group Member in respect of any workers’ compensation claim whether under statute, common law or otherwise and whether made before or after Completion by any Transferring Employee or Transferring Independent Contractor whether attributable to their employment or engagement by any Vendor Group Member before Completion or by the Purchaser (or a Related Body Corporate of the Purchaser) on and from Completion or any employee of any Group Member before or after Completion.

(b)
If as a result of the Purchaser’s or Related Body Corporate’s employment or engagement of the Transferring Employees or the Transferring Independent Contractors, the Vendor is liable to repay to WorkCover Queensland any amount in respect of funds advanced by WorkCover Queensland to the Vendor in respect of the management and payment of workers’ compensation claims which have an incident date prior to the Vendor obtaining a self insurance licence in Queensland, the Purchaser will indemnify the Vendor in respect of that proportion of the total amount to be repaid which is attributable to the Transferring Employees and the Transferring Independent Contractors no longer being employed or engaged by a Vendor Group Member.

(c)
If as a result of the Purchaser’s or Related Body Corporate’s employment or engagement of the Transferring Employees or the Transferring Independent Contractors, the Vendor is liable to pay any amount in accordance with:

(i)	any provision of:

A.	the WorkCover Queensland Act, 1996;

B.	the Accident Compensation Act, 1985, (Vic);

C.	the Workers Rehabilitation and Compensation Act, 1986 (SA);

D.	the Workers Compensation Act, 1987 (NSW); or

(ii)	any provision of any other statute relating to workers’ compensation in Queensland, Victoria, South Australia or New South Wales; or

(iii)	any provision of the Vendor’s self-insurance licences in Queensland, Victoria, South Australia or New South Wales,

the Purchaser will indemnify the Vendor in respect of that proportion of the total amount to be paid which is attributable to the Transferring Employees and the Transferring Independent Contractors no longer being insured under the Vendor’s relevant self-insurance licence.

(d)
The Purchaser must notify the relevant workers’ compensation authority in each State and Territory in which the Transferring Employees or the Transferring Independent Contractors work and any applicable authorised insurer as soon as practicable after the Completion Date that it has become the employer of each of the Transferring Employees and the principal of each of the Transferring Independent Contractors and from the Completion Date the Purchaser will be liable to make and will make the weekly compensation payments (if any) payable under the relevant workers’ compensation legislation in respect of the Transferring Employees or the Transferring Independent Contractors.

(e)
The Vendor must use its reasonable endeavours to ensure that each workers’ compensation authority in Queensland, Victoria, South Australia, New South Wales and Western Australia assumes the management of all Pre-Completion Workers’ Compensation Claims governed by the laws of the relevant state and if such an authority refuses to do so, the Vendor must itself, or must engage a third party (with the prior consent of the Purchaser which may not be unreasonably withheld) to:

(i)	manage all Pre-Completion Workers’ Compensation Claims which the workers’ compensation authority refuses to manage: and

(ii)
maintain all records and do all things which may be reasonably required to be done by the Purchaser or any of the Group Members in respect of the Pre-Completion Workers’ Compensation Claims which the workers’ compensation authority refuses to manage, at the Purchaser’s cost and as the agent of the Purchaser.

(f)
The Vendor must give to the Purchaser notice of any Pre-Completion Workers’ Compensation Claim or of any circumstances giving rise or likely to give rise to an Pre-Completion Workers’ Compensation Claim of which the Vendor has knowledge it becomes aware and must, to the extent permitted by law, give to the Purchaser access to any correspondence, notices, letters or documents that may relate to such a claim and allow the Purchase to take such copies as reasonably requested.

(g)
At the Purchaser’s cost, the Vendor must give the Purchaser all such assistance, information and documents as the Purchaser reasonably requires and as is permitted by law to assist in the defence or settlement of any Pre-Completion Workers’

Compensation Claim or exercise any rights of subrogation in respect of any Pre-Completion Workers’ Compensation Claim.

(h)
To the extent permitted by law, the Vendor must deliver to the Purchaser any documents or records which the Purchaser is required by law to maintain in respect of any claim made under any statute relating to workers’ compensation.

(i)
The Vendor must not without the prior consent of the Purchaser, which may not be unreasonably withheld, incur any expense in respect of which it is indemnified by the Purchaser or take any step in litigation or make any payment, settlement or admission of liability in respect of any Pre-Completion Workers’ Compensation Claim.

(j)
The Vendor must, at the request of the Purchaser do everything reasonably necessary to assign to the Purchaser any rights or entitlements that a Vendor Group Memberhas to recover any moneys from any person other than Vendor Group Memberin respect of any Pre-Completion Workers’ Compensation Claim.

(k)
To the extent that any rights or entitlements referred to in sub-clause (j) cannot be assigned, the Vendor must, acting reasonably, enforce any rights or entitlements that it or a Vendor Group Member has to recover any moneys paid in respect of any Pre-Completion Workers’ Compensation Claim and account to the Purchaser for the proceeds of that enforcement, less the actual costs (including legal costs on a full indemnity basis) incurred by the Vendor in that enforcement.

(l)
If the workers compensation authority of New South Wales, Victoria, Western Australia, South Australia or Queensland requires the Vendor to provide a continuing bank guarantee in respect of Indemnified Workers’ Compensation Claims, the Purchaser must use its reasonable endeavours (including the payment of money or providing other valuable consideration) to ensure that the authority agrees to release the Vendor from its obligation to provide the continuing bank guarantee and accept, in substitution therefor a guarantee from the Purchaser or a Related Body Corporate. If those endeavours are not successful, and the Vendor is required to provide a continuing bank guarantee in respect of Indemnified Workers’ Compensation Claims, the Vendor may charge the Purchaser a guarantee fee, being the actual proportion of the cost of the guarantee relevant to the subject Indemnified Workers’ Compensation Claims charged by the relevant financial institution to the Vendor and all other Liabilities of the Vendor arising as a consequence of providing the guarantee.

13.	Superannuation

(a)
The Purchaser will make available or establish as soon as possible a superannuation fund which complies with all applicable laws and regulations (“Purchaser’s Superannuation Fund”) to provide superannuation benefits for the Transferring Employees which fund may be an existing fund applicable to the business of the Purchaser.

(b)
The Purchaser will, in accordance with clause 13(c), use all reasonable endeavours to procure that each of the Transferring Employees who is a member of the superannuation funds of the Vendor (“Vendor’s Superannuation Funds”) and who so wishes, becomes a member of the Purchaser’s Superannuation Fund.

(c)
The Vendor will procure the transfer of the amount determined in accordance with clause 13(d) from the Vendor’s Superannuation Funds to the Purchaser’s Superannuation Fund in respect of each Transferring Employee who has become a member of the Purchaser’s Superannuation Fund and who requests, in accordance with applicable law and relevant fund trust deeds, the transfer of the relevant amount.

(d)
The amount transferred in respect of each Transferring Employee from the Vendor’s Superannuation Funds to the Purchaser’s Superannuation Fund will be the amount calculated in accordance with the provisions of the trust deed and all valid amendments thereto governing the Vendor’s Superannuation Funds.

(e)
The Vendor must use its best endeavours to ensure that the trustee of the Purchaser’s Superannuation Fund is advised by the trustee of the Vendor’s Superannuation Funds of the part of the amount transferred under clause 13(c) which represents mandated employer financed benefits and member financed benefits within the meaning of those expressions in the regulations prescribed under the Superannuation Industry (Supervision) Act 1993, plus such additional information as the trustee of the Purchaser’s Superannuation Fund reasonably requires.

(f)
Any transfers of membership and of entitlements under this clause 13 will take place as soon after Completion as is reasonably practicable, having regard to the interests in ensuring that all Transferring Employees are informed of the process and have any questions or concerns addressed so far as is reasonably practicable.

(g)	For the purposes of this clause 13, a reference to Transferring Employees or Employees is deemed to include any employee of any Group Member.

(h)
Where an amount is not transferred in accordance with clause 13(c), the amount will be dealt with in accordance with the provisions of the governing rules of the relevant Vendor’s Superannuation Fund and any applicable laws.

14.	Trade Debts

(a)
After the Completion Date, the Purchaser shall be solely responsible for the collection of the Trade Debts. Except as provided in this clause 14, no Vendor Group Member is obliged to take or continue, alone or jointly with the Purchaser, any action with respect to the Trade Debts.

(b)	The Chullora Vendor will provide the Purchaser with reasonable assistance (at the Purchaser’s expense) in collecting the Trade Debts.

(c)
If requested by the Purchaser, the Chullora Vendor will execute joint notices in a form acceptable to both parties addressed to each Trade Debtor notifying the Trade Debtors of the assignment of the Trade Debts.

(d)
If any Vendor Group Member receives any payment from any Trade Debtor in respect of any Trade Debt, the Vendor will procure that the relevant Vendor Group Member accounts to the Purchaser for the amount received within 5 Business Days after its receipt.

(e)
If the Chullora Vendor is not lawfully able to transfer title to any of the Trade Debts, the Purchaser and the Chullora Vendor will negotiate in good faith an arrangement which provides substantially the same outcome to the Purchaser as is intended by this clause 14.

15.	Vendor’s obligations

15.1	Conduct of Business

Until Completion the Vendor must, and must procure that all other Vendor Group Members, carry on its business to the extent that it relates to any Assets or comprises part of the Business, and must procure that each Group Member and the Chullora Vendor carries on its business in the ordinary course.

15.2	Representation

With effect from the date on which the Interdependence Condition is satisfied until Completion:

(a)	the Purchaser may identify one person to act as its representative at each of the places at which the Business is carried out (each, a “Representative”);

(b)	the Vendor must procure that each Representative is provided with an office and secretarial, administrative and computer and communications support at any place at which he or she is based;

(c)
the Vendor must procure that each Representative is afforded full and free access to the Business premises and operations at and about the place at which he or she is based, provided that the Purchaser must use all reasonable endeavours to ensure that such access does not materially adversely affect the conduct of the Business.;

(d)
no meeting of directors or members of any Group Member convened without the Purchaser being promptly provided with a copy of the notice of such meeting (together with all attachments accompanying the notice) and being invited to have a Representative attend the meeting as an observer; and

(e)
no written or circulatory resolution of the directors or members of any Group Member may be passed without the prior written consent of the Purchaser, which must not be unreasonably withheld or delayed.

15.3	Access to Business, Assets and Management

(a)
With effect on and from the date on which the Interdependence Condition is satisfied until Completion, the Vendor undertakes to procure that the Purchaser and its advisers are allowed full and free access to:

(i)	the Business Records, the records of the Group referred to in clause 5.2(a)(iv), the Assets and the Chullora Assets together with all assets of the Group; and

(ii)	all Employees and employees of the Group,

on reasonable notice and during normal business hours in the relevant location where access is sought, to enable the Purchaser to become familiar with the Business and the capacity and capabilities of the employees (including management personnel) to conduct the Business provided that the Purchaser must use all reasonable endeavours to ensure that such access does not materially adversely affect the conduct of the Business.

(b)
With effect on and from the date on which the Interdependence Condition is satisfied until Completion, the Vendor undertakes to procure that management of the Vendor Group and the Group are reasonably available to assist the Purchaser and its advisers in communication and liaison with customers of the Business and development of its plans to integrate the Business with the business of the Purchaser.

15.4   Restricted actions

Without limiting clause 15.1, until Completion, the Vendor must procure that unless the Purchaser otherwise agrees in writing (such consent not to be unreasonably withheld) or this Agreement expressly provides to the contrary:

(a)	no Group Member will increase, decrease or otherwise alter its share capital or issue or grant any securities or agree to do so;

(b)	no Group Member will, and no Vendor Group Member will in respect of the Business create or grant any Encumbrance over its assets or agree to do so, other than in the ordinary course of business;

(c)	no Group Member will declare or pay any dividend or undertake any other distribution or return of capital, profits or property to (or at the direction of) its shareholders;

(d)	no Group Member will buy-back its shares or agree to do so;

(e)	no Group Member will amend its Constitution;

(f)
no Group Member will, and no Vendor Group Member will in respect of the Business, enter into, terminate or vary any agreement, arrangement or understanding which involves the incurring of a total liability over the life of the agreement, arrangement or understanding in excess of $250,000;

(g)
no Group Member will, and no Vendor Group Member will in respect of the Business, enter into, terminate or vary any agreement, arrangement or understanding that involves the purchase or sale or other disposal of any assets with a value in excess of $50,000;

(h)	no Group Member will, and no Vendor Group Member will in respect of the Business, enter into, terminate or vary any real property lease;

(i)	no Group Member will, and no Vendor Group Member will in respect of the Business, enter into, terminate or vary any contract with a customer of the Business;

(j)
no Group Member will, and no Vendor Group Member will in respect of the Business, enter into, terminate or vary any agreement, arrangement or understanding concerning an employee or contractor where the annual remuneration payable to such employee or contractor will exceed $75,000;

(k)	no Group Member will acquire shares or other securities in any body corporate or agree to do so;

(l)	no Vendor Group Member or Group Member will initiate any proceedings for the winding up, liquidation or other external administration of that Group Member or Vendor Group Member; and

(m)	no Group Member will merge or consolidate with any other body corporate.

15.5   Access to Excluded Business Records

(a)
After the Completion Date, the Vendor and Chullora Vendor must keep the Excluded Business Records for five years from the Completion Date or such longer period as any applicable law requires that such records must be maintained.

(b)
During the period referred to in clause 15.5(a), the Vendor and the Chullora Vendor must provide the Purchaser reasonable access to the Excluded Business Records and assistance (including copies of relevant documents) as reasonably requested by the Purchaser, including such access as reasonably required to permit the Purchaser and the Group to complete tax returns.

(c)
If, at the conclusion of the period referred to in clause 15.5(a), in respect of a particular record therein referred to, the relevant Vendor Group Member proposes to destroy that record, it must first offer that record to the Purchaser and unless the Purchaser advises within 10 Business Days that it has a legitimate commercial reason for access to that document (which reason is reasonably acceptable to the Vendor) and that it wishes to retain that record, it may then be destroyed.

15.6	Websites

Unless otherwise agreed in writing, from Completion and for a period of 12 months, the Vendor must ensure that its website contains a hypertext link whereby all persons trying to make enquiries of the Business at that website are directed to the Purchaser’s website at the address identified for this purpose by the Purchaser in writing to prior to Completion, provided that Vendor shall have no Liability whatsoever to the Purchaser for any failure of the hypertext link for any reason.

15.7	Section 260B Shareholder Approvals

(a)	The Vendor acknowledges that:

(i)	the Company;

(ii)	Loomis Express Pty Ltd ACN 092 873 455;

(iii)	Loomis Corporate Services Pty Ltd ACN 091 862 298;

(iv)	Loomis (Spare) Pty Ltd ACN 077 284 872; and

(v)	any other Subsidiary identified by the Purchaser at least 6 weeks prior to the Completion Date,

(the “Relevant Companies”)

at some time after Completion, will financially assist the Purchaser to acquire the Sale Shares and a foreign person to acquire shares in the Purchaser, such financial assistance comprising or including the Relevant Company providing:

(vi)	a guarantee to the acquisition financiers of the Purchaser that the acquisition debt will be repaid;

(vii)	a fixed and floating charge over all of the assets and undertakings of the Relevant Company to support that guarantee; and

(viii)	such further security and related agreements as may be agreed between the Purchaser and financiers,

in each case, after Completion has occurred.

(b)
The Purchaser considers it prudent for the procedures set out in section 260B of the Corporations Act to be complied with in relation to the financial assistance referred to in clause 15.7(a) with a view to completing such compliance in sufficient time to enable the financial assistance to be provided immediately after Completion.

(c)
The Purchaser has therefore requested that the Vendor procure that each of the Relevant Companies complies with the procedures set out in section 260B of the Corporations Act a prior to Completion and the Vendor has agreed to do so as set out in this clause 15.7, subject to the Purchaser’s undertakings in paragraphs (e) and (f) below.

(d)	The Vendor undertakes to cause each of the Relevant Companies to take the following steps prior to Completion:

(i)	in accordance with section 260B(5) of the Corporations Act, lodge with the Australian Securities and Investments Commission (ASIC), a copy of:

A.
a notice of a meeting of the shareholders of each Relevant Company to consider and, if thought fit, pass a unanimous resolution of all ordinary shareholders approving the giving of the financial assistance by that Relevant Company (a “Relevant Motion”);

B.	such documents relating to the financial assistance that will accompany the notice of meeting sent to the members as are provided by the Purchaser in the form referred to in that section;

(ii)
in accordance with section 260B(1) and 260B(4) of the Corporations Act, convene a meeting of the shareholders of that Relevant Company for the purposes of considering and, if thought fit, passing the Relevant Motion;

(iii)
in accordance with section 260B(4) of the Corporations Act include with the notice of meeting referred to in paragraph (ii) a statement setting out such information in relation to the granting of financial assistance as is supplied by the Purchaser or as is otherwise known to the Vendor Group or Group and is material to the decision on how to vote at the resolution;

(iv)	in accordance with section 260B(1) of the Corporations Act procure the passing of the Relevant Motions by all the ordinary shareholders of that Relevant Company;

(v)	if required, in accordance with section 260B(7) of the Corporations Act, lodge with ASIC, a copy of the Relevant Motion passed; and

(vi)
in accordance with section 260B(6) of the Corporations Act, at least 14 days before the Completion Date, lodge with ASIC a notice in the prescribed form (Form 2601) stating that the financial assistance has been approved under section 260B of the Corporations Act.

(e)	The Purchaser will provide all reasonable assistance requested by the Vendor in respect of the undertakings set out in this clause 15.7.

(f)	The Purchaser agrees to indemnify the Relevant Companies and the directors of each of those Relevant Companies in respect of any Liability suffered by them as a result of or in connection with taking the steps set out in this clause 15.7. The Vendor accepts the full benefit of this indemnity in favour of the Relevant Companies and the directors of the Relevant Companies.

(g)
For the avoidance of doubt, the provisions of this clause 15.7 and the passing of the Relevant Motions shall not imply that the Vendor has any obligations to procure the financial assistance or that the Relevant Companies are under any obligation to give the financial assistance.

15.8	Pre-Completion Employee Arrangements

Without limiting clauses 15.1 or 15.4 but subject to clause 15.9, with effect from the date on which the Interdependence Condition is satisfied until Completion (“Liaison Period”), the Vendor must procure that no Group Member (in respect of or relating to some or all of its employees or contractors) and no Vendor Group Member (in respect of or relating to some or all of the Employees or the Independent Contractors) enters into, or agrees to enter into, any industrial award, agreement (certified, registered or otherwise) or other arrangement or understanding concerning some or all of such employees and/or contractors (“Arrangement”).

15.9	Disclosure of industrial developments

During the Liaison Period, if:

(a)	a Vendor Group Member or Group Member proposes to enter into, agree to enter into, or to initiate or participate in any negotiations or discussions in respect of, any Arrangement;

(b)
there is any other industrial development (including actual, threatened or pending industrial action, disputation, litigation or proceedings) (“Industrial Action”) in respect of or relating to some or all of the employees or contractors referred to in clause 15.8 (“Business Persons”); or

(c)
any meeting or discussions will, or are proposed to, be held or occur between representatives of a Vendor Group Member and/or Group Member and representatives of a union, employee organisation or Business Persons relating to some or all of the Business Persons,

(each an “Industrial Event”), then the Vendor must:

(d)
keep the Purchaser fully informed of the Industrial Event including the circumstances giving rise to, and the reasons for, and the ongoing status of the Industrial Event and the associated circumstances;

(e)
provide the Purchaser and its representatives and advisers with full and free access to (and the right to copy) all correspondence, notices, documents and other records (whether in paper or electronic form) in the possession or control of any Vendor Group Member or Group Member relating to the Industrial Event, including records of all communications with the relevant union or employee organisation or its representatives or with Business Persons; and

(f)
in the case of any such proposed meeting or discussions, give the Purchaser and its advisers and representatives the right to attend and participate in any such meeting or discussions and give the Purchaser reasonable notice of the time and place of the meeting or discussions, together with details of the proposed topics of discussion;

(g)	except to the extent such would breach any Law, comply with any conditions and requirements notified, and written directions given, by the Purchaser in accordance with clause 15.10.

15.10	Management of industrial relations and disputes

If an Industrial Event occurs or arises at any time during the Liaison Period, the Purchaser may, in its absolute discretion, do any or all of the following:

(a)	in respect of any proposed Arrangement:

(i)	consent to the Arrangement either unconditionally or subject to such conditions or requirements as are notified by the Purchaser to the Vendor; or

(ii)	withhold its consent to the Arrangement without giving reasons; and

(b)
give a written direction to the Vendor requiring the Vendor to procure that any relevant Vendor Group Members or Group Members take (or fail to take) or do (or fail to do) any action or thing in respect of, arising out of, or in connection with, that Industrial Event or the circumstances giving rise to the Industrial Event including, in the case of any Industrial Action, directions relating to the conduct of any dispute or of any litigation or proceedings in any industrial tribunal or court.

15.11	Risk Mitigation

During the Liaison Period, the Vendor must ensure that each Vendor Group Member and Group Member takes all action and does all things within its power to limit the risk of any of the Business Persons making or bringing any claim, demand, action or proceedings in respect of retirement, redundancy, severance payments or costs of any kind contemplated by clause 12.4(d) (“Redundancy Payments”), including:

(a)
being prepared to accept the resignation of Employees who are not covered by an industrial award or agreement (certified, registered or otherwise) and who resign to accept an offer of employment with the Purchaser or a Group Member on the terms contemplated by the form of offer applicable to that employee specified in Schedule 11;

(b)
using reasonable endeavours to adopt and maintain the position that Employees and Independent Contractors will not be entitled to a Redundancy Payment if they refuse to accept an offer of employment or engagement by the Purchaser or a Group Member;

(c)
making all applications to relevant industrial tribunals as are available to any Vendor Group Member or Group Member to remove any obligations that would otherwise apply under any industrial awards or agreements (whether certified, registered or otherwise) to make Redundancy Payments in respect of any employees or contractors because of the offers of suitable alternative employment or engagement to be made, or made, by the Purchaser in accordance with this agreement, whether or not those offers are accepted by those employees or contractors;

(d)	co-operating with the Purchaser to seek to secure:

(i)	the agreement and support of all relevant unions and employee organisations in respect of all applications referred to in clause 15.11(c); and

(ii)
union endorsement of the position referred to in clause 15.11(b) having regard to the offers of suitable alternative employment or engagement to be made, or made, by the Purchaser to Employees and Independent Contractors.

15.12	Indemnities

(a)
The Purchaser indemnifies the Vendor (for itself and for each Vendor Group Member) in respect of all Liabilities incurred or suffered by any Vendor Group Member to the extent to which they arise as a result (directly or indirectly) of actions taken by that Vendor Group Member at the direction of the Purchaser or in compliance with conditions or requirements imposed by the Purchaser under clause 15.10.

(b)
Notwithstanding clauses 18 and 19, the Vendor indemnifies the Purchaser (for itself and for each Vendor Group Member) in respect of all Liabilities incurred or suffered by the Purchaser or, after Completion, any Group Member, to the extent to which they arise as a result (directly or indirectly) of a breach or default by the Vendor in the performance of its obligations under clause 15.9.

15.13	Remedies

Without limiting the remedies otherwise available to the Purchaser, the Vendor acknowledges that damages may not be an adequate remedy for a breach or anticipatory breach by the Vendor or any Vendor Group Member or Group Member of any obligation referred to in clauses 15.8, 15.9 , 15.10 or 15.11 and the Purchaser will be entitled to seek interlocutory relief in respect of any such breach or anticipatory breach.

16.	Purchaser’s obligations

16.1	Supply of references

Before and after Completion, the Purchaser must promptly supply such references or information and do anything else reasonably required (excluding paying money or providing other valuable consideration to or for the benefit of any person (except where this Agreement expressly provides otherwise)) by:

(a)	any lessor named in the Leases;

(b)	any financiers named in the MLPL Equipment Leases; or

(c)	any third party named in the Business Contracts.

16.2	Plant and equipment

(a)
Without limiting the Adjustment Amount mechanism in clause 4.2, the Purchaser acknowledges and agrees that the Fixed Assets and the Chullora Fixed Assets may include plant and equipment which is a fixture or a tenant’s fixture or a part of the land on which it is situated. The Purchaser acknowledges that it has satisfied itself completely about the existence of such items and their value.

(b)
Without limiting the Adjustment Amount mechanism in clause 4.2, notwithstanding that the Purchaser vacates Premises at or any time after Completion, the Purchaser may not make any claim against the Vendor in relation to the value or classification of such items of Fixed Assets or Chullora Fixed Assets on the basis of them being fixtures, tenant’s fixtures or part of the land on which they are being situated.

16.3 Access

(a)    After the Completion Date, the Purchaser must keep the MGL Business Records delivered to the Purchaser on         Completion for 5 years from the Completion Date or such longer period as any applicable law requires that such records         must be maintained.

(b)
After the Completion Date, the Purchaser must procure that each Group Member keeps the business records that were in its possession as at the Completion Date for 5 years from the Completion Date or such longer period as any applicable law requires that such records must be maintained.

(c)
During the period referred to in clause 16.3(a) and (b), the Purchaser must, and must procure that each Group Member, provide the Vendor and the Chullora Vendor reasonable access to the MGL Business Records and the records referred to in paragraph (b) and assistance (including copies of relevant documents) as reasonably requested by the Vendor, including such access as reasonably required to permit any relevant Vendor Group Member to complete tax returns.

(d)
If, at the conclusion of the period referred to in clauses 16.3(a) or (b), as appropriate, in respect of a particular record therein referred to, the relevant Group Member or Purchaser proposes to destroy that record, it must first offer that record to the Vendor and unless the Vendor advises within 10 Business Days that it has a legitimate commercial reason for access to that document (which reason is reasonably acceptable to the Purchaser) and that it wishes to retain that record, it may then be destroyed.

16.4    Trade Mark Licence

(a)	Grant of Licence

(i)
The Vendor grants to the Purchaser and each Group Member a non-exclusive royalty free licence to use the Trade Marks in Australia, Malaysia, Indonesia, Thailand and China (the “Territory”) for the term set out in clause 16.4(a)(ii) and only as permitted by the terms and conditions set out in this clause 16.4. The Purchaser acknowledges that this licence is granted for transitional purposes only.

(ii)
The Purchaser and each Group Member may only exercise its rights under the licence granted pursuant to clause 16.4(a)(i) to the extent that the Vendor (or any Vendor Group Member or any Group Member) used the Trade Marks in relation to the Business immediately prior to the Completion Date and:

A.
in the case of any external communications (other than external communications acknowledging that the Business, the Assets, the Chullora Assets and the Sale Shares were previously owned by the Vendor Group (in this clause 16.4, “Acknowledgements”) or any other use except those uses set out in paragraph B below), for as long as is reasonably necessary and in any event no later than the date which is one month from the Completion Date;

B.
in the case of external signage of the Premises and the outward appearance, get-up or look of other Assets acquired under this Agreement (including the motor vehicles) and in the case of any Acknowledgements, for as long as is

reasonably	necessary and in any event no later than the date which is:

1)	in the case of the Premises, 6 months from the Completion Date; and

2)	in the case of all other Assets (including motor vehicles) and all Acknowledgements, 9 months from the Completion Date,

unless the Vendor has given its prior written consent (which shall not be unreasonably withheld) to the continued use of any of the Trade Marks.

(b)	Terms of Use

(i)
The Purchaser and each Group Member may only use the Trade Marks in accordance with the guidelines and standards of the Vendor Group and advised to the Purchaser prior to Completion, as amended by the Vendor Group with the prior consent of the Purchaser (which consent shall not be unreasonably withheld) (the “Guidelines”).

(ii)	In the event of any conflict between this Agreement and the Guidelines, this Agreement will prevail.

(iii)	The Purchaser and each Group Member must not use the Trade Marks in a manner which the Purchaser or Group Member knows, or ought reasonably to know, is prejudicial to any Vendor Group Member.

(iv)	The Purchaser acknowledges that each of the Trade Marks is of particular importance and value to the Vendor and that the Trade Marks are the sole and exclusive property of the Vendor.

(v)
If, in its discretion, the Vendor decides that use of any of the Trade Marks by the Purchaser or any Group Member is in any way prejudicial to the maintenance of any registration of or any other rights of the Vendor in any of the Trade Marks, the Vendor may direct the Purchaser or such Group Member to change its manner of use of any of the Trade Marks within a reasonable time specified by the Vendor, having regard to the steps and costs that the Purchaser or such Group Member would need to undertake to comply with that direction.

(vi)
If the Vendor directs the Purchaser to change its manner of use pursuant to clause 16.4(b)(v), the Purchaser must take all actions reasonably necessary to ensure that its manner of use of the Trade Marks is changed in the manner directed by the Vendor and that all other use of the Trade Marks ceases within the time specified by the Vendor.

(c)	Purchaser Acknowledgements

Except as expressly provided in this Agreement, the Purchaser acknowledges that:

(i)	all right, title and interest in and to each of the Trade Marks is and remains vested absolutely in the Vendor;

(ii)	the Vendor has the right to apply to register each of the Trade Marks for such goods and/or services as the Vendor sees fit;

(iii)	except for the licence and permission granted to it by this Agreement, the Purchaser and the Group Members have no right, title or interest in or to any of the Trade Marks; and

(iv)	all goodwill and any other right, title and interest arising from the use of any of the Trade Marks by the Purchaser and the Group Members will enure solely for the benefit of the Vendor.

(d)      Undertakings

Except as expressly provided in this Agreement, the Purchaser undertakes to the Vendor that:

(i)	the Purchaser will not itself or assist any third party to challenge or in any way impugn the registration, validity of or ownership of any of the Trade Marks;

(ii)
the Purchaser and the Group Members will not at any time use any of the Trade Marks in a manner likely to prejudice the distinctiveness or reputation of any of the Trade Marks or the validity of any registration for any of the Trade Marks. In particular, without limiting the generality of the foregoing, the Purchaser and the Group Members will not, without the Vendor’s prior written consent, use in its business any other trade mark which is substantially identical with or deceptively similar to any of the Trade Marks or so nearly resembling any of the Trade Marks as to be likely to deceive or cause confusion;

(iii)	the Purchaser and the Group Members will not use any of the Trade Marks in juxtaposition to any other trade marks, embellishment or device without the prior written consent of the Vendor;

(iv)
the Purchaser and the Group Members will not either within or outside the Territory seek to register any of the Trade Marks for any goods or services in respect of which any of the Trade Marks are registered or used or for any similar or closely related goods or services; and

(v)
the Purchaser and the Group Members will, from time to time at the request of the Vendor, execute and provide to the Vendor (or as the Vendor may direct) any consents, authorisations or other documents required to secure or perfect the Vendor’s rights, titles and interests in and to any of the Trade Marks.

(e)
Where any of the Trade Marks is used in a document issued by or on behalf of the Purchaser or a Group Member, or where any goods and services bear or are advertised, promoted, offered for sale or sold under or by reference to any of the Trade Marks, the Purchaser or the relevant Group Member must, unless otherwise authorised by the Vendor, include in that document or on or in relation to those goods and services the text:

“MAYNE is a trade mark used under licence from Mayne Group Limited by [insert name of Purchaser/Group Member]”,

positioned as a footnote as close as practicable to where the Trade Marks first appear in that document or on or in relation to those goods and services.

16.5    Cessation of use of Reserved Name

The Purchaser acknowledges that prior to Completion, the Vendor will:

(a)
change the name of each Group Member which uses the Reserved Name to a name not including the Reserved Name with proof that they have been lodged with the Australian Securities and Investments Commission by Completion;

(b)
provide the Vendor with copies of completed Notices of Cessation of Business Name (or equivalent document) for any business names used by the Group Members or the Business which incorporate the Reserved Name with proof that they have been lodged with the appropriate authorities by Completion; and

(c)	cancel any domain names used by the Group Members or the Business which incorporate the Reserved Name.

16.6      Infringement

(a)
If the Purchaser receives notice, or otherwise becomes aware, of any infringement of, misuse of, unauthorised use of, act inconsistent with, challenge to or claim, demand or suit against or related to any of the Trade Marks (an “Infringement”), the Purchaser must notify the Vendor as soon as possible giving such detailed particulars of the Infringement as it reasonably can.

(b)	The Vendor may consult with the Purchaser about the appropriate action to take in relation to any Infringement notified by the Purchaser to the Vendor pursuant to clause 16.6(a).

(c)	The Vendor may in its sole discretion:

(i)	take such action as it deems necessary or desirable (including issuing, conducting or settling legal or administrative proceedings) to bring the Infringement to an end;

(ii)
require the Purchaser at the Vendor’s reasonable expense to take such action as the Vendor deems necessary or desirable (including issuing, conducting or settling legal or administrative proceedings) to bring the Infringement to an end; or

(iii)	elect to take no action at all, in which case no action will be taken in respect of that Infringement;

(d)	The Vendor may in any action in accordance with clause 16.6(a) require the Purchaser at the Vendor’s reasonable expense to assist the Vendor in any action taken to bring the Infringement to an end.

16.7      Indemnity in relation to Trade Marks

The Purchaser must indemnify each Vendor Group Member against all Liabilities incurred or suffered by any Vendor Group Member as a result of, or arising directly or indirectly out of a failure of the Purchaser or any Group Member to comply with clauses 16.4, 16.5 or 16.6

16.8      “Loomis” name

The Purchaser acknowledges that it will acquire no rights in relation to the “Loomis” name or any trade marks bearing that name or any domain names bearing that name as a result of the acquisition of the Sale Shares, the Assets and the Chullora Assets under this Agreement.

16.9	Compliance with terms of Express Agreement

With effect from Completion, the Purchaser must, at the sole cost of the Vendor, procure that:

(a)	the Company comply with and observe all of its obligations under the Express Agreement;

(b)	each Group Member take all steps reasonably required by the Vendor to enable the Vendor to comply with its obligations under the Express Agreement; and

(c)	any amounts received by the Company under the terms of the Express Agreement are immediately paid by the Company to the Vendor.

16.10	Indemnities in relation to Express Agreement

(a)
The Purchaser must indemnify each Vendor Group Member against all Liabilities incurred or suffered by any Vendor Group Member as a result of, or arising directly or indirectly out of a failure of the Purchaser or any Group Member to comply with clause 16.9.

(b)
Provided that the Purchaser has complied with it obligations under clauses 16.9 and 19.6, the Vendor must indemnify the Purchaser against all Liabilities incurred by the Purchaser as a result of the Company being party to the Express Agreement. For the purposes of this clause 16.10(b) any Liability being incurred or suffered by a Group Member is deemed to be incurred or suffered by the Purchaser.

16.11	Assistance with litigation

In respect of any claims, proceedings, disputes or other litigation matters relating to the Business and in respect of which a Vendor Group Member may be liable (“Litigation”), the Purchaser must ensure that, to the extent it is not prohibited from doing so in respect of any obligations of confidence it owes to unrelated third parties:

(a)
the Vendor or the relevant Vendor Group Member and their Representatives are given full access to, and are permitted to take copies of, all relevant documentation in the possession, custody or control of any member of the Purchaser Group for the purposes of dealing with such Litigation;

(b)
the Vendor or the relevant Vendor Group Member and its Representatives are given reasonable access (at the reasonable contributions to the total employment cost of any employees of the Purchaser Group who provide such assistance, taking into account the proportion of time spent by such employees in providing such assistance) to any Representatives of any member of the Purchaser Group for the purposes of dealing with such Litigation, including by procuring that such persons:

(i)	attend interviews at the premises of the Vendor;

(ii)	give evidence in Court at the request of the Vendor or the relevant Vendor Group Member; and

(iii)	provide all other reasonable assistance in relation to any Litigation,

provided that the Vendor or the relevant Vendor Group Member must take reasonable steps to minimise any disruption caused to the business of the Purchaser or the relevant member of the Purchaser Group.

17.	Liabilities

The Purchaser must Assume on and from Completion the Assumed Liabilities. From that time, the Purchaser will be solely responsible for and must indemnify each Vendor Group Member in respect of the Assumed Liabilities.

18.	Warranties and indemnities

18.1	Vendor’s Warranties and acknowledgment

(a)
As part of the terms of the sale of the Business, the Assets, the Chullora Assets and the Sale Shares, but subject to clauses 18.2(a), 18.4 and 19, the Vendor and the Chullora Vendor warrant to the Purchaser that each Warranty is accurate and so warrants as at the date of this Agreement and (except where the context indicates a contrary intention) separately as at a time immediately before Completion.

(b)	The Vendor and the Chullora Vendor acknowledge that the Purchaser has entered into this Agreement in reliance on the Warranties.

(c)	Each Warranty is separate and independent and not limited by any other Warranty or any other provision of this Agreement except to the extent expressly provided to the contrary in this Agreement.

18.2	Vendor’s Indemnities

(a)
Subject to clauses 18.3, 18.4 and 19, the Vendor indemnifies the Purchaser against all Liabilities incurred or suffered by the Purchaser as a result of, or arising directly or indirectly out of, a breach of any Warranty in Schedule 9. To the extent that a matter giving rise to a breach of Warranty results, directly or indirectly, in any Liability being incurred or suffered by a Group Member, that Liability is deemed to be incurred or suffered by the Purchaser.

(b)
If after the Vendor has made a payment under the indemnity contained in clause 18.2(a), any amount is received (either in cash or by utilised Tax credit) by the Purchaser any Group Member in respect of the matter in respect of which the payment was made (including any amount received following a successful objection or appeal) then the Purchaser or the Group Member that benefited must immediately pay to the Vendor an amount equal to the amount received by the Purchaser or the relevant Group Member.

(c)
Subject to clauses 19.5 and 19.6, the Vendor indemnifies the Purchaser against all Liabilities that the Purchaser incurs or suffers as a result of, or arising directly or indirectly out of any Claim or Action brought by any one or more of:

(i)	PGA (L) Pty Ltd ACN 005 824 751 or any Related Body Corporate or associate of that company;

(ii)	Teklog Pty Ltd ACN 067 224 042 or any Related Body Corporate or associate of that company

(iii)	Mr Peter Gunn or any associate; and

(iv)	any person on behalf of any of the persons referred to in paragraphs (i) to (iii) above,

notwithstanding any reference to such possible Claim or Action in the Disclosure Material or Public Register Information. To the extent that a matter giving rise to any Liability results, directly or indirectly, in any Liability being incurred or suffered by a Group Member, that Liability is deemed to be incurred or suffered by the Purchaser.

18.3	Exceptions for disclosures and public records

The Warranties are given subject to disclosures or matters fairly recorded (both as to content and in context) in this Agreement or fairly in the Disclosure Material (both as to content and in context) or in the Public Register Information, and the Purchaser cannot claim that any fact, matter or circumstance causes:

(a)	any damage or loss to the Purchaser;

(b)	the Warranties to be false or misleading; or

(c)	the Warranties to be breached,

if the fact, matter or circumstance is fairly disclosed (both as to content and in context) in this Agreement or in the Disclosure Material or in the Public Register Information.

18.4	Sole remedy

The Purchaser agrees and acknowledges that it is not entitled to rescind or terminate this Agreement for a breach of any of the Warranties.

18.5	Purchaser’s warranties

As part of the terms of this Agreement the Purchaser warrant to the Vendor in the terms set out in Schedule 10 as at the date of this Agreement and separately as at a time immediately before Completion.

19.	Limitation of liability

19.1	No reliance on and no liability for matters outside this Agreement

(a)	The Purchaser acknowledges that:

(i)
no other party (nor any person acting on its behalf) has made any representation, warranty or other inducement to it to enter into this Agreement, except for representations, warranties or inducements expressly set out in this Agreement; and

(ii)
it does not enter into this Agreement in reliance on any representation, warranty or other inducement by or on behalf of any other party, except for any representation, warranty or inducement expressly set out in this Agreement.

(b)	The Purchaser acknowledges and warrants that:

(i)
the Purchaser has undertaken a due diligence investigation in relation to the Business, the Assets, the Premises and the Group Members and Sale Shares in accordance with a process designed and implemented by the Vendor and its advisers;

(ii)
it enters into this Agreement solely as a result of that due diligence and its other investigations, inquiries, advice and knowledge concerning the Business, Assets and Premises and any Group Member and the Sale Shares; and

(iii)
it has not relied and does not rely on any statement, disclosure, representation or warranty, whether express or implied, made by or on behalf of the Vendor which is not set out in this Agreement, whether in relation to the sale of the Assets or Sale Shares otherwise.

(c)	The Purchaser will not bring any Claim or Action unless it is based solely on and limited to the regime contemplated by this Agreement.

(d)
Except for the Vendor’s obligations under the Warranties, by this Agreement the Purchaser each release the Vendor and its Officers, employees, advisers and agents, from all claims, demands, obligations or liabilities whether in tort (including negligence), statute, contract, or otherwise which it has or may have after the date of this Agreement which arise out of the negotiations for and subject matter of this Agreement, other than as may be provided for in this Agreement.

(e)	Notwithstanding any provision of this Agreement to the contrary, the Vendor acknowledges and agrees with the Purchaser both for itself and for each Vendor Group Member:

(i)
that the giving (whether before or after the date of this Agreement, but only until Completion) by any Group Member or any officer, employee or contractor engaged by, a Group Member or any Transferring Employee or Transferring Independent Contractor of any information or opinion for the purposes of, or in connection with:

A.	the provision of any of the Disclosure Material;

B.	the Business or the affairs of the Group; or

C.	the negotiation and preparation of this Agreement (including the Warranties),

will not constitute, or be taken to constitute, a representation, warranty or guarantee to any Vendor Group Member or any officer, employee, agent or adviser of, or contractor or service provider engaged by, a Vendor Group Member as to the accuracy and/or completeness of such information or opinion;

(ii)
to waive any right or claim which it may otherwise have in respect of matters occurring in the period prior to Completion against any Group Member or any officer, employee, agent or adviser of, or contractor or service provider engaged by, a Group Member or any Transferring Employee or Transferring Independent Contractor for any inaccuracy, omission or misrepresentation in any such information or opinion; and

(iii)	that any such right or claim will not prevent the Purchaser bringing or making a Claim or Action and will not constitute a defence to any Claim or Action brought by the Purchaser.

19.2    Limitations of liability

Notwithstanding anything to the contrary contained in this Agreement (other than clauses 1.6, 5.11, 12.2, 15.12(d) and 18.2(c)), the Vendor will not be liable for any Claims or Actions:

(a)	(Purchaser insured): to the extent that the Claim or Action arises or is in respect of matters against which the Purchaser is insured for loss or damage suffered by it and either:

(i)	the Purchaser has not made and diligently prosecuted a claim under the relevant insurance policy; or

(ii)	the Purchaser has actually recovered such loss under the relevant insurance policy;

(b)
(Periods before Vendor’s ownership): to the extent that the Claim or Action arises as a result of or in respect of any event, transaction, default, omission, matter or act which occurred or was carried out at any time before the Vendor or the Chullora Vendor owned the Assets, the Chullora Assets, the Business or the Sale Shares to which the Claim or Action relates;

(c)
(Purchaser’s awareness): where the Purchaser is, prior to Completion, aware of the matter giving rise to the Claim or Action and does not before Completion give written notice to the Vendor of the matter.

(d)
(Purchaser ceases to own Assets or Sale Shares): where the Purchaser ceases at any time after Completion to own the Assets, the Chullora Assets, the Business or the Sale Shares to which the Claim or Action relates;

(e)
(Purchaser’s own actions): to the extent that the Claim or Action is as a direct result or consequence of any voluntary act, omission, transaction or arrangement of or on behalf of the Purchaser after Completion and where it was known or ought reasonably to have been known by the person concerned that a Claim or Action would result;

(f)	(Loss only compensated once): to the extent that the Purchaser has recovered the same loss under any other provision of this Agreement or any other document referred to in this Agreement;

(g)	(Purchaser otherwise compensated): to the extent that the subject of the Claim or Action has been or is made good or is otherwise compensated for without cost to the Purchaser;

(h)
(Last Accounts or Completion Accounts): to the extent that the matter in respect of which the Claim or Action is made is accrued, provided for or otherwise reflected in the Last Accounts or the Completion Accounts and taken into account in determining the Net Assets at Completion and the amount paid as the Adjustment Amount or in any adjustment amount paid pursuant to clause 6.7(d)(i);

(i)
(No indirect or consequential loss): to the extent that the Claim or Action relates to any exemplary, special, indirect, incidental or consequential loss (including any actual or prospective loss of revenue or profit) suffered by the Purchaser;

(j)
(Legislation): to the extent that the Claim or Action is as a result of or in respect of, or where the Claim or Action arises from any act, matter, omission, transaction or circumstance which would not have occurred but for any legislation not in force at the date of this Agreement or any change of any law or administrative practice of any governmental agency, including any such legislation or change which takes effect retrospectively or any increase in the rates of Tax liable to be paid or any imposition of Tax not in effect at the date of this Agreement;

(k)
(Purchaser’s actions in relation to Tax): to the extent that the circumstances giving rise to the Claim or Action result in a savings in Tax to the Purchaser or any Group Member or would have so resulted had the Purchaser or the relevant Group Member availed itself of proper credits, deductions, allowances and other savings in respect of Tax;

(l)
(Labour disputes): to the extent that any labour dispute, strike or work stoppage arises from or is connected with the Purchaser not offering employment to one or more Employees or not offering to engage one or more Independent Contractors as required by this Agreement;

(m)	(Time limits): unless the Purchaser has given written notice to the Vendor setting out specific details of the Claim or Action within:

(i)
4 years after the Completion Date in respect of any Claim or Action relating to Tax except where the Claim or Action arises due to fraud or evasion on the part of any Vendor Group Member in which case no time limit shall apply;

(ii)	3 years in respect of any Claim or Action relating to the Environment; and

(iii)	2 years after the Completion Date in respect of all other Claims or Actions, and

within	12 months of the Vendor receiving that notice, the Claim or Action has been:

(iv)	admitted or satisfied by the Vendor; or

(v)	settled between the Vendor and the Purchaser; or

(vi)	referred to a Court of competent jurisdiction by the Purchaser instituting and serving legal proceedings against the Vendor in relation to the Claim or Action;

(n)	(Lower dollar limits): unless:

(i)	the amount finally awarded or agreed as being payable in respect of the Claim or Action in question is not less than $100,000; and

(ii)
the aggregate amount finally awarded or agreed as being payable in respect of all Claims and Actions and all Armaguard Claims or Actions is not less than $2,000,000 (in which case the Vendor shall be liable for the full amount of the Claim and not just the excess); or

(o)
(Environment): other than in respect of a breach of the Warranties contained in paragraph 14 of Schedule 9, where the Claim or Action relates to any environmental matter or circumstance, including in relation to any Contamination, or any breach of any Environmental Law.

19.3    Maximum liability for claims

The maximum aggregate amount recoverable by the Purchaser from the Vendor in respect of all Claims and Actions and all Armaguard Claims or Actions will be $150,000,000.

19.4    Reimbursement for amounts recovered

The Purchaser will reimburse the Vendor for amounts paid by the Vendor to the Purchaser or any Group Member in respect of any Claim or Action to the extent to which the same is recovered by the Purchaser or any Group Member from any third party, including suppliers, manufacturers or insurers.

19.5    Notice and Access

The Purchaser must:

(a)
give the Vendor notice in writing of each fact or circumstance which gives or may give rise to a Claim or Action by the Purchaser under this Agreement as soon as reasonably practicable but in any event within 6 weeks of the fact or circumstance coming to the attention of senior management of the Purchaser; and

(b)
give the Vendor access to all relevant business records together with all other records, correspondence and information as the Vendor may reasonably request (but only to the extent that that information relates to the Claim or Action).

The Purchaser must indemnify the Vendor to the extent that any Liability is suffered or incurred by the Vendor as a direct consequence of any breach by the Purchaser of the obligations in this clause 19.5.

19.6    Third party claims

(a)
If any claims, demands, actions or proceedings are made or instituted against any Group Member (“Relevant Member”) in respect of which the Purchaser may seek to make any Claim or Action (any such claims, demands, actions or proceedings being hereinafter called a (“Third Party Claim”), the following procedure applies:

(i)	the Purchaser will give prompt written notice of the Third Party Claim to the Vendor and will ensure that it consults with the Vendor concerning such claim;

(ii)
the Purchaser will not itself, nor allow the Relevant Member to admit, compromise, settle or pay any such Third Party Claim or take any other steps which may in any way prejudice the defence or challenge thereof without the prior written consent of the Vendor, except as may be reasonably required in order to prevent any judgment against the Relevant Member;

(iii)
the Purchaser will procure that the Relevant Member will permit the Vendor at the Vendor’s expense to take such reasonable action in the name of the Relevant Member to defend or otherwise settle the Third Party Claim as the Vendor may reasonably require;

(iv)
the Purchaser will ensure that the Vendor and its representatives are given reasonable access to such Officers and employees, and the documents and records of the Purchaser or any Group Member as may be reasonably required by the Vendor in relation to any action taken or proposed to be taken by the Vendor under clause 19.6(a)(iii); and

(v)
the Purchaser will ensure that neither it nor any Group Member does or causes to be done anything in relation to the Third Party Claim which compromises or prejudices the Vendor’s rights under this clause 19.6(a).

(b)
The Vendor will not be liable to the Purchaser for any Claim or Action arising from a Third Party Claim to the extent to which the Purchaser does not comply with clause 19.6(a) in all material respects.

19.7    Vendor to assist Purchaser

Where the Claim or Action arises out of, or is in respect of, matters against which the Purchaser is insured for loss or damage suffered by it, the Vendor will take all reasonable steps to assist the Purchaser to establish an entitlement to indemnity under the relevant insurance contract and will take all reasonable steps to assist the Purchaser to defend the Claim or Action.

19.8    Adjustment to Purchase Price

If any amount is payable or paid by the Vendor or the Chullora Vendor to the Purchaser in respect of a Claim or Action, such amount will be deemed to be a reduction in the Purchase Price of:

(a)	to the extent that the Claim or Action is directly attributable to an individual asset or a category of assets referred to in clause 4.5, that asset or category of assets; and

(b)	in all other circumstances, the Sale Shares.

20.      Tax Claims

20.1    Notice of Tax Claims

(a)
In the event of a notice of assessment or amended assessment of Tax or other notice from, or any question, audit or investigation by, any Revenue Authorities (“Tax Claim”) issuing after the Completion Date in relation to any Group Member which involves or could involve the Vendor in liability to the Purchaser under this Agreement:

(i)	the following provisions of this clause 20 will apply; and

(ii)
if the Tax Claim occurs after the Completion Date the Purchaser will, or the Purchaser will procure that any relevant Group Member will, notify the Vendor thereof and furnish them with a copy of all documents it has received in relation to the Tax Claim promptly upon becoming aware of the Tax Claim, and in any event no later than 2 Business Days after the receipt of notice of the Tax Claim.

(b)
The Purchaser will, or the Purchaser will procure that any relevant Group Member will, at the Vendor’s expense, take all action in good faith and with due diligence that the Vendor reasonably requests to avoid, remedy, minimise or mitigate the Tax Claim, including but not limited to:

(i)	cause to be filed a notice of objection to a Tax Claim; and

(ii)	legal proceedings to dispute, defend, appeal or compromise any Tax Claim.

(c)
Notwithstanding that the Purchaser and/or any other Group Member is a party to such action, the Vendor will have control over the form and substance of the action to be taken and any appeals or further actions in respect thereof.

(d)	The Purchaser will not permit the Group or itself to compromise or discontinue any proceeding taken under this clause without the prior written consent of the Vendor.

(e)
In the event of a Tax Claim, the Purchaser will, and will procure that each Group Member will, provide the Vendor with all reasonable assistance (including access to records and personnel) required by the Vendor in order to enable it to take the actions referred to in this clause 20.1 to resolve the above issue to its reasonable satisfaction.

20.2      Adjustments

An amount equal to any award of costs in favour of the Purchaser and/or any Group Member in connection with any action dealt with under clause 20.1 will, within 5 Business Days after receipt, credit or offset, be remitted by the Purchaser to the Vendor.

20.3      No liability if non-compliance

If the Purchaser does not comply with this clause 20 in all material respects, the Vendor will not be liable for any Claim or Action arising from or relating to a Tax Claim.

21.        Restraint

21.1      Undertaking

Subject to clause 21.6, the Vendor undertakes to the Purchaser that it will not, and that it will procure that no other Vendor Group Member will (whether alone or jointly with another and whether directly or indirectly) within the Restraint Area during the Restraint Period:

(a)
carry on or be engaged or concerned or interested economically or otherwise in any manner whatsoever in any business or activity which is the same as, substantially similar to or competitive with the Business (“Competing Business”);

(b)
solicit, canvass, induce or encourage any person who was at any time during the twelve month period prior to Completion an employee or agent of the Business to leave the employment or agency of the Business;

(c)
solicit, canvass, approach or accept any approach from any person who was at any time during the twelve month period prior to Completion an employee or agent of the Business to cease doing business with the Business or reduce the amount of business which a client or customer would normally do with the Business with a view to obtaining the custom of that person in a business which is the same as, substantially similar to or competitive with the Business; or

(d)	other than in exercise of its rights and obligations under this Agreement, interfere with the relationship between the Business and its financiers, clients, customers, employees or suppliers,

without the prior written consent of the Purchaser (which may not be unreasonably withheld).

21.2      Interpretation

In this clause 21:

“Restraint Area” means Australia, Indonesia, Thailand, Malaysia and China; and

“Restraint Period” means the longest of the following periods commencing on the Completion Date which is allowable:

(a)	60 months;

(b)	54 months;

(c)	48 months;

(d)	42 months;

(e)	36 months;

(f)	30 months; and

(g)	24 months.

Each covenant and restraint set out in clause 21.1 has effect as a separate and independent obligation.

21.3      Severability

If any of:

(a)
the several separate and independent covenants and restraints in clause 21.1 are or become invalid or unenforceable for any reason then that invalidity or unenforceability will not affect the validity or enforceability of any of the other separate and independent covenants and restraints in clause 21.1; and

(b)
the prohibitions or restrictions contained in clause 21.1 are judged to go beyond what is reasonable in the circumstances and necessary to protect the goodwill of the Business but would be judged reasonable and necessary if any activity were deleted or the period or area were reduced, then the prohibitions or restrictions apply with that activity deleted or that period or area reduced by the minimum amount necessary.

21.4      Acknowledgment by the Vendor

The Vendor acknowledges that the prohibitions and restrictions contained in clause 21.1 are reasonable in the circumstances and necessary to protect the goodwill of the Business.

21.5      Further undertakings by the Vendor

The Vendor further undertakes to the Purchaser that, after Completion, no Vendor Group Member will, without the prior written consent of the Purchaser:

(a)	represent itself, or hold itself out, as being in any way connected with or interested in the Business; or

(b)	take any action or make any statement that is likely, or calculated, to lead to any person withdrawing from the Business any rights of custom, import, supply, distribution or agency; or

(c)	disclose or use (or cause to be disclosed or used) to the detriment of the Purchaser or the Business any confidential information relating to the Business except where such use or disclosure

(i)	is made with the prior written consent of the Purchaser; or

(ii)	is in connection with complying with any obligation of the Vendor or a member of the Vendor Group or enforcing any right of the Vendor or a member of the Vendor Group under this Agreement; or

(iii)	is required by law (including pursuant to an order, rule, regulation or policy of any Government Authority or any stock exchange).

21.6      Exceptions

(a)
Notwithstanding any other provision of this Agreement, the restriction under this clause 21 which prevents or restricts any activities of any Vendor Group Member shall terminate in respect of that Vendor Group Member and be of no further force or effect in respect of that Vendor Group Member on and from the date on which the relevant Vendor Group Member ceases to be a Vendor Group Member.

(b)	Nothing in this clause 21 prevents or restricts any of the Vendors (or any other Vendor Group Member) from:

(i)	holding less than 5% of the issued share capital in a company listed on a recognised stock exchange; or

(ii)	continuing to carry on any business that any Vendor Group Member carries on at the date of this Agreement other than the Business; or

(iii)
carrying on or being otherwise concerned with or interested in or acquiring any business of providing logistics services to any participant in the health industry [provided that no Vendor Group Member will be engaged in providing a logistics solution for the health industry]; or

(iv)
developing and carrying on its own logistics operations servicing the logistics requirements of the Vendor Group provided that no such logistics services are provided to third party customers outside the Vendor Group; or

(v)
conducting any Competing Business in the Restraint Area resulting from the making of an offer by any Vendor Group Member to acquire, or the acquisition by any such Vendor Group Member of, a controlling interest in any company or business (“Acquired Business”) where the EBITDA of the Competing Business comprises 25% or less of the EBITDA of the Acquired Business, as determined from the Acquired Business’s latest published accounts provided that the Vendor will, or will procure that the relevant Vendor Group Member will, sell the Acquired Business on terms and conditions reasonably acceptable to the Vendor or the relevant Group Member within 12 months of the date on which the acquisition of the Acquired Business is completed (disregarding any ongoing obligations) by the Vendor or relevant Vendor Group Member.

22.        GST

22.1      Interpretation

Except where this Agreement provides otherwise, terms used in this clause have the meanings given to those terms by the GST Act.

22.2      Reimbursements and similar payments

Any payment or reimbursement required under this Agreement that is calculated by reference to a cost, expense, or other amount paid or incurred by a party will be limited to the total cost, expense or amount less the amount of any input tax credit to which an entity is entitled for the acquisition to which that cost, expense or other amount relates.

22.3      GST payable

If GST becomes payable by a party to this Agreement (“Supplier”) in relation to any supply that it makes under or in connection with this Agreement, the parties agree that:

(a)
any consideration provided for that supply under this Agreement other than under this clause 22.3 (as reduced in accordance with clause 22.2 if applicable) or any value deemed for GST purposes in relation to that supply (“Agreed Amount”) is exclusive of GST;

(b)
an additional amount of consideration will be payable by the party providing consideration for that supply (“Recipient”) equal to the amount of GST payable by the Supplier in relation to that supply and the additional amount is payable at the same time as any part of the Agreed Amount is to be first provided for that supply; and

(c)
the Supplier will provide a tax invoice to the Recipient in respect of that supply, no later than the time at which the additional amount in respect of that taxable supply is payable pursuant to clause 22.3(b).

To the extent, if any, that consideration for a supply is specified in this Agreement to be inclusive of GST, that consideration shall be excluded from the Agreed Amount for the purposes of this clause 22.3.

22.4      Variation

If the GST payable in relation to a supply made by the Supplier under or in connection with this Agreement varies from the additional amount paid by the Recipient under clause 22.3 such that:

(a)	further GST is payable in relation to the supply; or

(b)	a refund or credit of GST is received in relation to the supply,

then the Supplier will issue an Adjustment Note and provide a corresponding refund or credit to, or will be entitled to receive the amount of that variation from, the Recipient. Any payment, credit or refund under this clause is deemed to be a payment, credit or refund of the additional amount payable under clause 22.3.

22.5      No merger

This clause shall not merge on Completion.

23.        General

23.1      Further acts

Each party will promptly do and perform all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that party) required by law or reasonably requested by any other party to give effect to this Agreement.

23.2	Notices

Any communication under or in connection with this Agreement:

(a)	must be in writing;

(b)	must be addressed as shown below:

Name:	Mayne Group Limited

Address:	Level 21, 390 St Kilda Road, Melbourne, Victoria, 3004

Fax no:	03 9868 0718

For the attention of:	Chief Financial Officer

Name:	Linfox Pty Limited

Address:	1508 Centre Road, Clayton, Victoria 3168

Fax no:	03 9542 1244

For the attention of:	General Counsel

(or as otherwise notified by that party to the other party from time to time);

(c)	must be signed by the party making the communication or (on its behalf) by the solicitor for, or by any attorney, director, secretary, or authorised agent of, that party;

(d)	must be delivered or posted by prepaid post to the address, or sent by fax to the number, of the addressee, in accordance with clause 23.2(b); and

(e)	unless there is evidence to the contrary, will be deemed to be received by the addressee:

(i)
(in the case of prepaid post) on the third business day after the date of posting to an address within Australia, and on the fifth business day after the date of posting to an address outside Australia;

(ii)
(in the case of fax) at the local time (in the place of receipt of that fax) which then equates to the time at which that fax is sent as shown on the transmission report which is produced by the machine from which that fax is sent and which confirms transmission of that fax in its entirety, unless that local time is a non business day, or is after 5.00 pm on a business day, when that communication will be deemed to be received at 9.00 am on the next business day; and

(iii)
(in the case of delivery by hand) on delivery at the address of the addressee as provided in clause 23.2(b), unless that delivery is made on a non business day, or after 5.00 pm on a business day, when that communication will be deemed to be received at 9.00 am on the next business day, and where “business day” means a day which is not a Saturday, Sunday or public holiday in the place of receipt of that communication.

23.3	Expenses

Except as otherwise provided in this Agreement, each party will pay its own costs and expenses in connection with the negotiation, preparation, execution, and performance of this Agreement.

23.4	Stamp duties

(a)	The Purchaser will:

(i)
pay all stamp duties (apart from financial institutions duties or bank account debit taxes which will lie between the parties as they fall) and any related fines and penalties in respect of this Agreement, the performance of this Agreement and each transaction effected by or made under or pursuant to this Agreement; and

(ii)	indemnify each other party against any liability arising from the Purchaser’s failure to comply with clause 23.4(a)(i).

(b)	The Purchaser is authorised to make any application for and retain the proceeds of any refund due in respect of any stamp duty paid as contemplated by clause 23.4(a)(i).

23.5	Jurisdiction

(a)
Each party irrevocably submits to the non-exclusive jurisdiction of the courts of the State, and the courts competent to determine appeals from those courts, with respect to any proceedings which may be brought at any time relating in any way to this Agreement.

(b)
Each party irrevocably waives any objection it may now or in the future have to the venue of any proceedings, and any claim it may now or in the future have that any proceedings have been brought in an inconvenient forum, where that venue falls within paragraph (a) of this clause.

23.6	Amendments

This Agreement may only be varied by a document signed by or on behalf of each of the parties.

23.7	Assignment

A party cannot assign, novate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party.

23.8	Waiver

(a)
Failure to exercise or enforce or a delay in exercising or enforcing or the partial exercise or enforcement of any right, power or remedy provided by law or under this Agreement by any party will not in any way preclude, or operate as a waiver of, any exercise or enforcement, or further exercise or enforcement of that or any other right, power or remedy provided by law or under this Agreement.

(b)	Any waiver or consent given by any party under this Agreement will only be effective and binding on that party if it is given or confirmed in writing by that party.

(c)	No waiver of a breach of any term of this Agreement will operate as a waiver of another breach of that term or of a breach of any other term of this Agreement.

23.9	Consents

Any consent referred to in, or required under, this Agreement from any party may not be unreasonably withheld, unless this Agreement expressly provides for that consent to be given in that party’s absolute discretion.

23.10	Counterparts

This Agreement may be executed in any number of counterparts and by the parties on separate counterparts. Each counterpart constitutes an original of this Agreement, all of which together constitute one agreement.

23.11	Indemnities

(a)
Each indemnity in this Agreement is a continuing obligation, separate and independent from the other obligations of the parties, and survives termination, completion or expiration of this Agreement for any reason.

(b)	It is not necessary for a party to incur expense or to make any payment before enforcing a right of indemnity conferred by this Agreement.

23.12	Entire agreement

To the extent permitted by law, in relation to the subject matter of this Agreement, this Agreement:

(a)	embodies the entire understanding of the parties, and constitutes the entire terms agreed on between the parties; and

(b)	supersedes any prior written or other agreement between the parties.

23.13	Confidentiality and public announcements

(a)
Subject to clause 23.13(b) and 23.13(c), each party must keep the terms of this Agreement, and information of which it has become aware in connection with this Agreement, confidential provided that the clause will not limit the ability of the Purchaser and the Group Members to use such information where it relates to the Business.

(b)	A party may make any disclosure in relation to this Agreement:

(i)	to any professional adviser, financial adviser, banker, financier or auditor where that person is obliged to keep the information confidential;

(ii)	to the extent necessary to comply with any applicable law, or any requirement of any regulatory body (including any relevant recognised stock exchange);

(iii) to	any of its employees to whom it is necessary to disclose the information;

(iv)	to the extent necessary to obtain the consent of any third party to any term of, or to any act pursuant to, this Agreement;

(v)	to the extent necessary to enforce its rights or to defend any claim or action under this Agreement;

(vi)	to a Related Body Corporate of the party, provided that Related Body Corporate first undertakes to keep the information confidential; or

(vii)	where the information has come into the public domain through no fault of that party.

(c)
If this Agreement is terminated, the Purchaser will stop using and return to the Vendor all information and documents disclosed or provided to it or to any Related Body Corporate of it or to the directors, secretary or professional advisers of the Purchaser or of any such Related Body Corporate in connection with the sale of the Sale Shares.

(d)
Except as required by applicable law or the requirements of any regulatory body (including any relevant stock exchange), all press releases and other public announcements in relation to this Agreement must be in terms agreed in writing by the parties.

(e)
The Vendor and the Purchaser agree that on and from Completion the Confidentiality Agreement between the Vendor and Linfox Australia Pty Limited dated on or about 15 July 2002 (“Confidentiality Agreement”) shall not apply in respect of “Confidential Information”, as defined under the Confidentiality Agreement, which substantially relates to the Business, the Group, the Assets, the Chullora Assets or the Transferring Employees but in all other respects, the parties acknowledge that the Confidentiality Agreement survives this Agreement in accordance with its terms.

(f)
Where disclosure is required by applicable law or the requirements of any regulatory body (including any recognised stock exchange) which would otherwise be prohibited by the Agreement, the party proposing to make such disclosure must give the other parties as much notice as is reasonably practicable in the circumstances of the proposed disclosure and consult in good faith concerning that disclosure.

23.14	Privacy

(a)
The Purchaser shall, and shall use reasonable efforts to ensure that any of its contractors who have access to Personal Information because of this Agreement shall be, bound by Privacy Laws in respect of all Personal Information disclosed by the Vendor or otherwise collected by the Purchaser pursuant to this Agreement.

(b)
The Purchaser acknowledges its legal obligations under the Privacy Laws, and will use reasonable endeavours to procure that its contractors who have access to Personal Information because of this Agreement acknowledge their legal obligations under the Privacy Laws, in respect of all Personal Information provided by the Vendor to the Purchaser or its contractors pursuant to this Agreement.

(c)	The Purchaser undertakes that it will, and will use reasonable endeavours to procure that its contractors who have access to Personal Information because of this Agreement:

(i)	promptly follow any reasonable direction of the Vendor in relation to Personal Information;

(ii)	only use Personal Information for the primary purpose for which the relevant individuals provided that information, or any secondary purpose permitted by the Privacy Laws, and

(iii)	ensure that only authorised personnel have access to Personal Information and all relevant personnel are properly trained to meet the requirements of this clause.

(d)
Where the preceding requirements of this clause require the Purchaser to communicate with individuals in respect of Personal Information provided by the Vendor to the Purchaser or its contractors pursuant to this Agreement, the Purchaser shall act in accordance with the Vendor’s reasonable directions, in respect of such communications.

(e)
The Purchaser will use reasonable endeavours, on request by the Vendor, to provide reasonable assistance to the Vendor in dealing with any enquiries in relation to Personal Information provided by the Vendor to the Purchaser or its contractors pursuant to this Agreement.

23.15	Survival of certain provisions; no merger

(a)	Clause 21 and clause 23 will survive rescission or termination of this Agreement.

(b)	If this Agreement is rescinded or terminated, no party will be liable to any other party except in respect of any breach of this Agreement occurring before rescission or termination.

(c)
No right or obligation of any party (including in respect of any warranty or representation, including any Warranty or in respect of any indemnity) will merge on completion of any transaction under this Agreement.

(d)	All rights and obligations under this Agreement survive the execution and delivery of any transfer or other document which implements any transaction under this Agreement.

EXECUTED AS AN AGREEMENT:

Signed for and on behalf of Mayne Group
Limited ABN 56 004 073 410 by its Attorneys
under Power of Attorney dated 30 January 2002
each of whom declares that he or she holds the
office in Mayne Group Limited indicated under
his or her signature and that he or she has no
notice of revocation of the Power of Attorney
Mayne Group Limited ABN 56 004 073 410 by its Attorneys:

Signature of Attorney

Name of Attorney in full

Office

Signature of Attorney

Name of Attorney in full

Signature of Attorney

Office

Executed by Faulding Healthcare Pty
Limited ACN 000 875 034 by or in the presence
of:

Signature of Director	Signature of Secretary/other Director

Name of Director in full	Name of Secretary/other Director in full

Signed for and on behalf of Linfox Proprietary Limited ACN 004 667 298 by its Attorneys under Power of Attorney dated who declares that he or she has no notice of revocation of the Power of Attorney	Linfox Proprietary Limited ACN 004 667 298 by its Attorney:

Signature of Attorney

Name of Attorney in full

Office

Executed by Linfox Proprietary Limited ACN 004 667 298 by or in the presence of:

Signature of Director	Signature of Secretary/other Director

Name of Director in full	Name of Secretary/other Director in full

Schedule 1
Subsidiaries

Name (including ACN)	Address of Registered Office	Vendor Group Shareholder(s)	Percentage of issued shares ultimately beneficially owned by the Company
Loomis Asian Holdings Pty Ltd ACN 077 264 512 (formerly known as Mayne Asian Holdings Pty Limited)	Level 21, 390 St Kilda Road, Melbourne, Victoria, 3004	Company	100%

PT Mayne Logistics Operations	Jl.Nginden Intan Barat Blok B, Surabaya 60118, East Java	Company / Loomis Asian Holdings Pty Limited	100%

Mayne Logistics (Thailand) Limited	19th floor, U Chu Liang Bldg, 968 Rama IV road, Bangrak, Bangkok, Thailand	Loomis Asian Holdings Pty Limited	60%

Mayne Logistics (Malaysia) Sdn Bhd	202, 2nd Floor, 111 Jalan Batas Baru, 20300 Kuala Terengganu, Terengganu, Malaysia	Loomis Asian Holdings Pty Limited	100%[1]

Gold Reserve Limited	8th Floor Prince’s Building, 10 Charter Road, Central, Hong Kong	Company / Loomis Asian Holdings Pty Limited	100%

China-Australia Cold Store and Warehouse Limited	South Pole Road, Wenjundu, Shenzhen Municipality, Guangdong Province, China	Gold Reserve Limited	95%

Loomis Express Pty Ltd ACN 092 873 455 (formerly known as MPG SANT Investment No. 1 Pty Limited)	Level 21, 390 St Kilda Road, Melbourne, Victoria, 3004	Company	100%

Loomis Corporate Services Pty Ltd ACN 091 862 298 (formerly known as MPG SANT Investment No. 2 Pty Limited)	Level 21, 390 St Kilda Road, Melbourne, Victoria, 3004	Company	100%

Loomis (Spare) Pty Ltd ACN 077 284 872 (formerly known as HCoA Hospital Holdings 1997 Pty Limited)	Level 21, 390 St Kilda Road, Melbourne, Victoria, 3004	Loomis Asian Holdings Pty Limited	100%

[1]	In process of confirming registration of shares in the name of Loomis Asian Holdings Pty Limited.

Name (including ACN)	Address of Registered Office	Vendor Group Shareholder(s)	Percentage of issued shares ultimately beneficially owned by the Company

Etika Gelora Sdn Bhd	202, 2nd Floor, 111 Jalan Batas Baru, 20300 Kuala Terengganu, Terengganu, Malaysia	Mayne Logistics (Malaysia) Sdn Bhd	30%

Force Logistics Pty Ltd ACN 089 973 713	Level 10, 90 Arthur Street, North Sydney, NSW, 2060	Company	50%[2]

[2]	Note that Force Logistics Pty Ltd is not a “subsidiary” for the purposes of the Corporations Act.

Schedule 2
Sale Shares

Vendor	Number of Sale Shares	Type of Sale Shares
Mayne Group Limited ACN 004 073 410	20,180	Ordinary

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Schedule 9
Warranties

1.	Share capital

(a)	The Sale Shares comprise the entire issued share capital of the Company.

(b)	The Sale Shares are all fully paid up and were all validly issued.

(c)	No person has any right or option to subscribe for or to otherwise acquire any further shares in any Group Member.

(d)
The Vendor is the registered holder and beneficial owner of the Sale Shares which are free of any Encumbrance, and the Vendor has complete and unrestricted power and right to sell, assign and transfer the same to the Purchaser.

(e)	There are no:

(i)	securities convertible into shares of the Company;

(ii)	options or other entitlements:

A.	over the Sale Shares; or

B.	to have shares in the Company issued; or

(iii)	restrictions on the transfer of any shares in the Company (including the Sale Shares).

(f)	The information in Schedule 1 is true and correct as at the date of this Agreement, subject to the following in relation to Mayne Logistics (Malaysia) Sdn Bhd:

(i)	the Vendor is the registered and beneficial owner of all of the shares in the issued capital of Mayne Logistics (Malaysia) Sdn Bhd;

(ii)	Loomis Asian Holdings Pty Limited is not a shareholder in Mayne Logistics (Malaysia) Sdn Bhd; and

(iii)	between the date of this Agreement and the Completion Date, the Vendor will transfer all of the shares in the issued capital of Mayne Logistics (Malaysia) Sdn Bhd to Loomis Asian Holdings Pty Limited.

(g)	The information in Schedule 1 is true and correct as at a time immediately before Completion.

2.	Capacity and authority

(a)	The Vendor and the Chullora Vendor are each a company properly incorporated and validly existing under the laws of Australia.

(b)
The Vendor and the Chullora Vendor have the legal right and full corporate power in its own right to enter into and perform this Agreement, have duly authorised the execution of this Agreement and have, together with any other relevant Vendor Group Members, obtained all necessary consents and taken all necessary action required otherwise to enable them, or the Vendor Group Member, as appropriate, to do so.

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(c)	This Agreement constitutes a valid, legal and binding obligation of the Vendor and the Chullora Vendor enforceable in accordance with its terms by appropriate legal remedy.

(d)
The entry into and performance of this Agreement, or any transaction or document required by the terms of this Agreement to be entered into, by the Vendor and the Chullora Vendor does not and will not:

(i)	result in a breach of or constitute a default under any agreement to which the Vendor or the Chullora Vendor or any other relevant Vendor Group Member is party;

(ii)	result in a breach of any provision of the constitution of the Vendor, the Chullora Vendor or other relevant Vendor Group Member; or

(iii)
result in a breach of any order, judgement or decree of any court or governmental agency to which the Vendor, the Chullora Vendor or other relevant Vendor Group Member is a party or by which the Vendor, the Chullora Vendor or other relevant Vendor Group Member is bound.

(e)	No:

(i)	meeting has been convened, resolution proposed, petition presented or order made for the winding up of the Vendor, the Chullora Vendor or other relevant Vendor Group Member;

(ii)
receiver, receiver and manager, provisional liquidator, liquidator or other officer of the Court has been appointed in relation to all or any material asset of the Vendor, the Chullora Vendor or other relevant Vendor Group Member; or

(iii)
mortgagee or chargee has taken, attempted or indicated an intention to exercise its rights under any security of which the Vendor, the Chullora Vendor or other relevant Vendor Group Member is the mortgagor or chargor.

(f)	Each of the Vendor, the Chullora Vendor or other relevant Vendor Group Member:

(i)	is not insolvent within the meaning of the Corporations Act;

(ii)	has not stopped paying its debts as and when they fall due; and

(iii)	is not subject to voluntary administration under Part 5.3A of the Corporations Act.

3.	Assets

(a)
A Vendor Group Member is the legal and beneficial owner of each of the Assets and the Chullora Assets and no person other than a Vendor Group Member has any right, title or interest in the Assets and the Chullora Assets.

(b)	A Vendor Group Member is the registered owner of each of the MGL Business Names.

(c)	There are no Encumbrances over any of the Sale Shares, the Assets or the Chullora Assets.

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(d)
The Assets, the Chullora Assets and the assets of the Group Members, together with the Shared Contracts, the Head Office Contracts, the assets included in paragraph (e) of the definition of Excluded Assets, cash and those services to be provided by the Vendor pursuant to the Shared Services Agreement) when taken as a whole, comprise all the material assets used by any Vendor Group Member or any Group Member in the Business and which are necessary for the proper and efficient operation of the Business in the manner which it has been operated by the Vendor Group and the Group in the 12 months immediately preceding the date of this Agreement.

(e)	The Assets and the Chullora Assets are in the possession or control of a Vendor Group Member.

4. Conduct	of Business

(a)
The Group or a Vendor Group Member holds all statutory licences, consents, authorisations and permits which are material for the proper carrying on of its Business and the use of the Premises and they are each valid and subsisting. There is no fact, matter or circumstance of which the Vendor is aware that would be likely to prejudice the continuance or renewal of those licences, consents, authorisations or permits.

(b)	Neither the Group nor the Vendor Group has received any notice that any such statutory permit or licence referred to in paragraph (a) will be revoked, suspended, modified or will not be renewed.

(c)
As far as the Vendor is aware, nothing has at any time been done or omitted to be done in respect of the Business (including the Assets and the Chullora Assets) the doing or omission of which is in contravention of any law (including any trade practices, fair trading or consumer protection law) which is likely to give rise to any materially adverse consequences to the Business.

(d)
As far as the Vendor is aware, as at the date of this Agreement, there are no outstanding notices issued by any competent statutory authority affecting or relating to or which may affect or relate to the Business or any of the Assets or the Chullora Assets which is likely to give rise to any materially adverse consequences to the Business.

5.	The Last Statutory Pack and the Last Accounts

The Last Statutory Pack and the Last Accounts give a true and fair view of the financial position of the Group as at the Last Accounts Balance Date and were prepared in accordance with the Corporations Act and Australian Accounting Standards applied on a consistent basis.

6.	Period since Last Accounts Balance Date

(a)	There has not since the Last Accounts Balance Date been:

(i)	any material adverse change to the financial condition of the Group or the Business from that shown in the Last Statutory Pack; or

(ii)	any material change in the nature, amount, valuation or basis of valuation of the assets or in the nature or amount of any liabilities of the Group or the Business.

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(b)	There has not arisen since the Last Accounts Balance Date any item, transaction or event of a material or unusual nature likely to affect substantially the Business.

(c)
Since the Last Accounts Balance Date, the Group has carried on its business and the Vendor Group has carried on the Business in the ordinary course, no asset has been acquired or disposed of except in the ordinary course of business, no liability has been incurred except in the ordinary course of business, and no contingent liability has been incurred by the Group except in the ordinary course of business.

7.      Commitments and Contracts

(a)	There are no existing material contracts for the purchase by any Group Member or any Vendor Group Member of any Stock other than those already made in the ordinary course of business.

(b)
Other than contracts expressly referred to in this Agreement, no Group Member is party to any material contract or material commitment which is, and no MGL Business Contract is outside the ordinary course of business.

(c)	As far as the Vendor is aware, all Material Customer Contracts:

(i)	have not been terminated and are not the subject of any notice of termination; and

(ii)	are disclosed in the Disclosure Material or listed in Schedule 5.

(d)
There are no material Business Contracts in respect of which any Vendor Group Member or any Group Member or any other party is in material breach or default or, but for the requirements of notice or lapse of time or both, would be in breach or default nor has any Vendor Group Member or any Group Member, or, as far as the Vendor is aware, any third party waived any material breach or default by any other party under any material Business Contract.

(e)
No offer, tender, quotation or the like given or made by any Group Member or Vendor Group Member in respect of the Business is capable of giving rise to a contract merely by any unilateral act of a third party, other than in the ordinary course of business.

(f)
There are no Material Customer Contracts to which a Group Member is party under the terms of which any other party will by reason of any change in the legal or beneficial ownership of the Sale Shares or the control of any Group Member be entitled to:

(i)	terminate such agreement or arrangement earlier than it would but for such change have been liable to be terminated; or

(ii)	require the adoption of terms less favourable to the relevant Group Member than those subsisting in the absence of the change.

(g)	All Taxes payable on, or in respect of:

(i)	all Business Contracts and Leases; and

(ii)	all other documents and transactions to which a Group Member is a party, or that any Group Member has an interest in enforcing,

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to the extent that a Vendor Group Member or a Group Member is legally required to pay such Taxes, have been duly paid.

8.     Superannuation and staff

(a)
As far as the Vendor is aware, the Vendor has materially complied, and until the Completion Date will continue to materially comply, with all of its Superannuation Commitments in relation to the Employees and employees of the Group.

(b)
Unless required by legislation to do so, the Vendor will not increase its Superannuation Commitments in relation to the Employees and employees of the Group between the date of this Agreement and the Completion Date without the written consent of the Purchaser.

(c)
The Vendor has disclosed to the Purchaser in writing prior to the date of this Agreement full and correct details of the start date, location, total employment cost, annual leave entitlement, long service leave entitlement, sick leave entitlement and superannuation arrangements as at 17 October 2002 of all Employees and employees of the Group whose total employment costs will equal or exceed $100,000 per annum as at Completion.

(d)	The Vendor has disclosed to the Purchaser full details of any obligations to provide redundancy or retirement entitlements or benefits under the Vendor’s Superannuation Funds.

(e)
There are no awards, enterprise agreements or other instruments made or approved under any law which apply to the Employees or Independent Contractors or to the employees employed by, or independent contractors engaged by, the Group.

9.     Tax

(a)	The Company and the Subsidiaries have maintained proper and adequate records to enable them to comply with their obligations to:

(i)	prepare and submit any information, notices, computations, returns and payments required in respect of any Tax law (including any Tax Act);

(ii)	prepare any accounts necessary for compliance with any Tax law (including any Tax Act); and

(iii)	provide necessary records as required by any Tax law (including any Tax Act).

(b)	The Vendor will provide all records required by any Tax law (including any Tax Act) to the Purchaser.

(c)
The Company and the Subsidiaries have submitted any necessary information, notices, computations and returns to the relevant Revenue Authority in respect of any Tax or, where it has not, such submission is not yet due. All submitted information, notices, computations and returns have been fully and accurately completed and any deduction, rebate, credit, refund, allowance or other relief from Tax has been properly claimed and is duly allowable.

(d)	The Vendor must procure that the Company and its Subsidiaries have or will submit the income tax returns for the income year ended 30 June 2002 by the due date for lodgement of each of the returns.

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(e)
The Vendor and its subsidiaries will provide to the company all details and information required for the completion of the GST return for the Company for the tax period that ends after completion. All information is to be provided before the due date for the GST return.

(f)	All Tax payable with respect to any period or part of a period ending on or prior to Completion by the Company and any Subsidiary, including Tax payable in respect of:

(i)	any agreement or transaction (other than this agreement) occurring prior to Completion;

(ii)	all or part of any financial year of the relevant company occurring before Completion; or

(iii)	any income, gains, profits or receipts (of a revenue or capital nature), accrued, earned, received or derived, or deemed by any Tax law to be accrued, earned, received or derived, prior Completion, has been duly paid or is adequately provided for in the accounts on the basis of the usual accounting practice of the Company and any Subsidiary. All amounts required to be deducted or withheld by the Company and any Subsidiary under any Tax law from any payment made, or deemed by any applicable Tax law to be made, by the Company and any Subsidiary prior to Completion have been deducted or withheld and, where required by the Tax law (including any Tax Act) to been paid to a Relevant Authority, have been duly paid.

(g)
Any obligations of the Company or any Subsidiary under any Tax law (including any Tax Act) to withhold amounts at source, including any withholding tax, PAYE tax obligations in respect of periods to 30 June 2000, Prescribed Payments System obligations in respect of periods to 30 June 2000, royalties and any PAYG withholding pursuant to Part 2-5 of Schedule 1 of the Taxation Administration Act 1953 in respect of periods from 1 July 2000, have been complied with.

(h)
Neither the Company nor any Subsidiary is the subject of a Tax audit by a Relevant Authority, and neither the Company nor any Subsidiary has received notice (written or otherwise) of any pending or threatened Tax audit.

(i)
Neither the Company nor any Subsidiary has any outstanding dispute with any Relevant Authority in respect of any liability to any Tax recoverable from either the Company or any Subsidiary and neither the Company nor any Subsidiary has received notice (written or otherwise) of any pending or threatened dispute.

(j)	Any provision for future income tax benefit or provision for deferred income tax outlined in the Last Accounts is materially accurate.

(k)
Neither the Company nor any Subsidiary has knowingly taken any action which has or might alter or prejudice any arrangement, agreement, tax ruling or GST Public Ruling which has previously been negotiated with, obtained from or released by the relevant Revenue Authority under a Tax law.

(l)
Neither the Company nor any Subsidiary has been found by a competent court of authority to have breached the provisions of a Tax law (including any Tax Act) or has acted such as to breach the provisions of a Tax law (including any Tax Act) in relation to avoidance of an obligation to pay Tax.

(m)	Without limit to the generality of paragraphs (a) to (j) inclusive, as at Completion:

7

(i)
no Tax is or will be payable by either the Company or any Subsidiary by reason of the application of section 160ZZOA of the Income Tax Assessment Act 1936 or subdivision 104-J of the Income Tax Assessment Act 1997 in relation to any agreement or transaction occurring prior to Completion;

(ii)
no Tax is or will be payable by either the Company or any Subsidiary by reason of the application of section 160ZZOA of the Income Tax Assessment Act 1936 or subdivision 104-J of the Income Tax Assessment Act 1997 in relation to entry into or completion of this Agreement; and

(iii)
no Tax is or will be payable by either the Company or any Subsidiary by reason of the application of Part IVA of the Income Tax Assessment Act 1936 in relation to entry into or Completion of this Agreement.

(n)
Neither the Company nor any Subsidiary has made, or will as at Completion have made, any distribution other than a duly declared dividend in circumstances which would entitle the Commissioner to make a determination imposing any additional franking debit on the Company or any Subsidiary under any applicable provision of the Tax Act.

(o)	Neither the Company nor any Subsidiary has paid, or will as at Completion have paid, any amount, other than a duly declared dividend, which would or may be deemed to be a dividend under the Tax Act.

(p)
No asset revaluation dividend (as defined in section 46E(1) of the Income Tax Assessment Act 1936) has at any time been paid or as at Completion will have been paid to either the Company or any Subsidiary.

(q)
No debt owing by either the Company or any Subsidiary has been or will have been forgiven or otherwise dealt with on or before Completion in a manner which might attract the operation of Division 2C of Income Tax Assessment Act 1936 except where a properly executed election has been made under section 245-90 of the Income Tax Assessment Act 1936 in respect of the forgiveness.

10.    Litigation

(a)
No Group Member is engaged in any material prosecution, litigation, mediation or arbitration proceedings and there are no such proceedings threatened in any verbal or written communication given or received by any Group Member and, as far as the Vendor is aware, and there are no such proceedings otherwise threatened or pending.

(b)
No Vendor Group Member is engaged in any material prosecution, litigation, mediation or arbitration proceedings in relation to the Business (including the Assets and the Chullora Assets) and there are no such proceedings threatened in any verbal or written communication given or received by any Vendor Group Member and, as far as the Vendor is aware, there are no such proceedings otherwise threatened or pending.

(c)
As far as the Vendor is aware, there are no disputes or circumstances which are reasonably likely to give rise to any material prosecution, litigation, mediation or arbitration proceedings referred to in paragraphs 10(a) or 10(b).

(d)	There are no unsatisfied judgements or awards against a Group Member.

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11.    Intellectual property

(a)	As far as the Vendor is aware, all Intellectual Property Rights are:

(i)	in respect of the MLPL Intellectual Property Rights, legally and beneficially vested in or licensed to a Group Member;

(ii)	in respect of the MGL Intellectual Property Rights, legally and beneficially vested in or licensed to the Purchaser;

(iii)	not presently being infringed; and

(iv)	not subject to any licence, authority or Encumbrance in favour of any third party.

(b)
The Vendor is not aware of any facts or circumstances that would render any of the Intellectual Property Rights that are registered liable to cancellation or that would cause registration not to be renewed.

(c)
No Vendor Group Member or Group Member is currently involved in any material dispute with any third party in relation to the Intellectual Property Rights and there are no existing challenges to the ownership of any of the Intellectual Property Rights.

(d)	As far as the Vendor is aware, the Vendor Group’s and the Group’s use of the Intellectual Property Rights in the conduct of the Business does not infringe the rights of any third party.

(e)
The relevant Vendor Group Member or the relevant Group Member, as appropriate, have taken or caused to be taken all reasonable and necessary steps to protect and defend the Intellectual Property Rights, and no Vendor Group Member or Group Member will, prior to Completion, disclose any of the know-how, financial or trade secrets or other confidential information which forms part of the Intellectual Property Rights to any person other than:

(i)	the Purchaser or its Representatives; and/or

(ii)
the directors, employees and agents of, and/or advisers to, a Vendor Group Member either in the ordinary course of business or for any purpose related to or connected with this Agreement or the transactions contemplated by this Agreement; and/or

(iii)	any other person under an obligation of confidence where such disclosure is necessary in order to conduct the Business in the ordinary course.

12.    Subsidiaries

(a)
Subject to clause 1 of this Schedule 9, the Company is the registered holder and beneficial owner of that percentage of shares issued in the capital of each of the Subsidiaries as indicated in Schedule 1.

(b)
As at a time immediately before Completion, the Company has no subsidiaries within the meaning of the Corporations Act other than the Subsidiaries of which the Company is the Vendor Group Shareholder referred to in the third column of

9

Schedule 1 and has no interest in the share capital of any company other than those Subsidiaries.

(c)
The Subsidiaries are not under any obligation to allot any shares to any person or persons, or to otherwise alter the structure of any part of their respective unissued share capital, and no option exists (nor are the Subsidiaries under any obligation to give any option) over any part of their respective unissued share capital, nor have the Subsidiaries offered to do any of the foregoing.

(d)	There are no:

(i)	securities convertible into shares of any Subsidiary;

(ii)	options or other entitlements:

A.	over shares of any Subsidiary; or

B.	to have shares in any Subsidiary issued; or

(iii)	restrictions on the transfer of any shares in any Subsidiary.

(e)	Each Group Member:

(i)	is validly existing;

(ii)	is accurately described in Schedule 1;

(iii)	has full corporate power to own its properties, assets and businesses and to carry on the businesses it conducts; and

(iv)	has good and marketable title to all the assets included in the Completion Accounts.

(f)	Each copy of the constitution of the Group Members given to the Purchaser is a complete and accurate copy in all material respects.

(g)	No:

(i)	meeting has been convened, resolution proposed, petition presented or order made for the winding up of a Group Member;

(ii)	receiver, receiver and manager, provisional liquidator, liquidator or other officer of the Court has been appointed in relation to all or any material asset of a Group Member; or

(iii)	mortgagee or chargee has taken, attempted or indicated an intention to exercise its rights under any security of which a Group Member is the mortgagor or chargor.

(h)	No Group Member:

(i)	acts or carries on business in partnership with any other person;

(ii)	is a member (otherwise than through the holding of share capital) of any corporate or unincorporated body, undertaking or association (other than a trade association); or

10

(iii)	holds or is liable on any share or security (other than a share or security in a trade association) which is not fully paid up or which carries any liability.

(i)	No Group Member trades under a name other than its corporate name (excluding trademarks or business names registered in a name other than its corporate name).

(j)	No Group Member:

(i)	is insolvent within the meaning of the Corporations Act;

(ii)	has stopped paying its debts as and when they fall due; or

(iii)	is subject to voluntary administration under Part 5.3A of the Corporations Act.

13.    Premises

(a)
Parts A and B of Schedule 8 accurately describes all the premises owned, leased or occupied by Vendor Group Members for the purposes of the Business and Part C of Schedule 8 accurately describes all of the premises owned, leased or occupied by Group Members.

(b)	The registered proprietors of the Freehold Premises have not has not received notice from any third party in respect of any of the Freehold Premises:

(i)	in respect of the compulsory acquisition or resumption of any part of any of the Freehold Premises; or

(ii)	asserting that the current use of any of the premises breaches the requirements of any relevant planning scheme,

(iii)	which would be likely to have a material and adverse effect on the current use of the Freehold Premises in the Business.

(c)	At Completion and except as indicated in the documents of title, none of the Freehold Premises is:

(i)	affected by any rights of adverse possession, easements or rights of way; or

(ii)	affected by any leases, licences or Encumbrances other than Permitted

(iii)	Encumbrances,

(d)	which would be likely to have a material and adverse effect on the current use of the Freehold Premises in the Business.

(e)
No Group Member or Vendor Group Member has received a notice of a material default in respect of any Premises which are the subject of a Lease and which remains outstanding and there is no circumstance which would lead to a notice of that type being received.

(f)	No Group Member or Vendor Group Member has given or received a notice of termination or intended termination of any or all of the Leases.

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(g)	There are no current material disputes relating to any of the Premises which are the subject of the Leases.

(h)	As far as the Vendor is aware, there is no existing sublease, sublicense or other third party right or interest in relation to any of the Premises which are the subject of the Leases.

(i)
The Disclosure Material contains full and correct details of all commitments (whether legally binding or otherwise) of any Group Member or Vendor Group Member in connection with the Business to take leases of premises.

(j)
Except as provided under the Chullora Licence, the Group Members and Vendor Group Members have exclusive occupation and right of quiet enjoyment of each of the Premises and none of the Premises is subject to any sub-lease, tenancy or right of occupation by any person other than a Group Member or Vendor Group Member.

(k)
Details of all material documentation pursuant to which the Premises are owned, used or occupied by Group Members or Vendor Group Members in connection with the Business have been provided to the Purchaser and there are no other documents, correspondence or other material which has not been provided to the Purchaser which materially affects the interests of any Group Member or Vendor Group Members in connection with the Business.

14.    Environment

(a)
As at the date of this Agreement, all Environmental Permits necessary for the conduct and operation of the Business as presently conducted on and from the Premises have been obtained, are in force and effect and are being complied with in all material respects.

(b)
There are no notices, orders or directions issued by any Governmental Authority against the Vendor Group Member or Group Member alleging breach of Environmental Law or requiring Remediation to be carried out at any of the Premises, and there are no Third Party Environmental Claims, which have not been satisfied in all material respects.

(c)
There have been no investigations conducted or other proceedings taken or threatened by any Governmental Authority or threatened in writing by any person in respect of any alleged breach or non-observance of any applicable Environmental Laws with respect to the Business.

(d)
No Remediation of Contamination is required by Environmental Law to be carried out at any of the Premises to enable their continuing use and operation for the purpose of the Business as presently conducted by the Vendor Group on and from the Premises.

15.    Records

[As far as the Vendor is aware,] all accounts, books, ledgers, financial and other records of whatsoever kind of each Group Member and of each Vendor Group Member relating to the Business, the Assets and/or the Chullora Assets have been fully, properly and in all material respects, accurately maintained and contain due records of all matters required to be entered therein by any relevant legislation, are in the possession or under the control of the relevant Group Member or Vendor Group Member and there has not been removed therefrom any material records or information.

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16.    Disclosure Material

(All information true and accurate): Other than any budgets, estimates, statements of opinion, forecasts or other forward looking statement, the information contained in the Disclosure Material is true and accurate in all material respects as at the date it bears, taking into account the purpose for which it was prepared and the basis on which it was prepared.

(Responses not misleading): The written responses to requests for information made as part of the due diligence process undertaken by the Purchaser provided to the Purchaser or its advisers prior to the execution of this Agreement are not materially misleading or deceptive.

(Material Customer Contracts): There is no provision in any material Business Contract with a customer of the Business which has not been disclosed to the Purchaser which might, if disclosed, reasonably be expected to affect the decision of the Purchaser to enter into this Agreement and complete the transactions contemplated by it.

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Schedule 10
Purchaser and Purchaser Guarantor’s Warranties

(a)
Each of the Purchaser and the Purchaser’s Guarantor has been duly incorporated and is validly existing with full corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

(b)	The execution and completion of this Agreement will not breach any provision in the constituent documents of the Purchaser or the Purchaser’s Guarantor.

(c)
All resolutions, authorities and consents required to enable the Purchaser and the Purchaser’s Guarantor to enter into this Agreement have been passed or obtained and, subject thereto, this Agreement is therefore a fully valid and binding obligation enforceable against the Purchaser and the Purchaser’s Guarantor in accordance with its terms.

(d)
No receiver, receiver and manager or administrator of the undertaking of the Purchaser, any Purchaser Nominee or the Purchaser’s Guarantor or of the whole or material part of any of their assets have been appointed, nor has any judgment been obtained nor any execution or process of any Court or other authority been issued against or been levied or enforced on the Purchaser, any Purchaser Nominee or the Purchaser’s Guarantor in respect of the whole or any material part of its business or assets.

(e)
No petitions for the winding up of the Purchaser, any Purchaser Nominee or the Purchaser’s Guarantor have been presented, and no orders have been made or effective resolutions passed for the winding up of the Purchaser, any Purchaser Nominee or the Purchaser’s Guarantor, nor proceedings instituted, or a meeting or meetings called with a view to obtaining any such order or orders or to pass any such resolution or resolutions.

(f)
Except as expressly provided in this Agreement, the execution, delivery and performance by the Purchaser and the Purchaser’s Guarantor of this Agreement requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

(g)	The entry into and performance of this agreement by the Purchaser and the Purchaser’s Guarantor does not and will not:

(i)	result in a breach of or constitute a default under any agreement to which the Purchaser is party;

(ii)	result in a breach of any provision of the constitution of the Purchaser; or

(iii)	result in a breach of any order, judgement or decree of any court or governmental agency to which the Purchaser is a party or by which the Purchaser is bound.

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